EXHIBIT 10.47

$1,300,000,000
AMENDED AND RESTATED COMPETITIVE ADVANCE AND
REVOLVING CREDIT AGREEMENT,
Dated as of January 6, 2006,
among
PHH CORPORATION,
as Borrower,
PHH VEHICLE MANAGEMENT SERVICES INC.,
as Canadian Subsidiary Borrower,
THE LENDERS REFERRED TO HEREIN,
CITICORP USA, INC.,
as Syndication Agent,
THE BANK OF NOVA SCOTIA
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

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- ii -

- iii -

SCHEDULES

1.1A	Revolving Commitments
1.1B	Available Foreign Currencies
2.24(l)	Existing Revolving Letters of Credit
2.25(l)	Existing Canadian Letters of Credit
6.1	Existing Material Subsidiary Indebtedness
6.4	Existing Liens

EXHIBITS

A-1	Opinion of In-house Counsel
A-2	Opinion of Thacher, Proffitt & Wood LLP
A-3	Opinion of Blake, Cassells & Graydon LLP
B	Form of Assignment and Acceptance
C	Form of Compliance Certificate
D-1	Form of Competitive Bid Request
D-2	Form of Competitive Bid Invitation
D-3	Form of Competitive Bid
D-4	Form of Competitive Bid Accept/Reject Letter
E-1	Form of Revolving Credit Borrowing Request
E-2	Form of Canadian Revolving Borrowing Request
F	Form of New Lender Supplement
G	Form of Revolving Commitment Increase Supplement
H	Form of Joinder Agreement

- iv -

          AMENDED AND RESTATED COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT (the “Agreement”), dated as of January 6, 2006, among PHH CORPORATION, a Maryland corporation (the “Borrower”), PHH VEHICLE MANAGEMENT SERVICES INC., a Canadian corporation (the “Canadian Subsidiary Borrower”), the Lenders referred to herein, CITICORP USA, INC., as syndication agent, THE BANK OF NOVA SCOTIA and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
INTRODUCTORY STATEMENT
          The Borrower, certain of the Lenders and the Administrative Agent are parties to a Three Year Competitive Advance and Revolving Credit Agreement, dated as of December 21, 2004 (the “Existing Revolving Credit Agreement”), pursuant to which the Lenders party thereto established a $1,250,000,000 committed revolving credit facility under which Revolving Credit Loans (as defined below) may be made to the Borrower.
          The Borrower has requested that the Termination Date (as defined below) be extended to January 6, 2011, the aggregate Commitments (as defined below) be increased to $1,300,000,000, a committed revolving credit facility under which Canadian Revolving Loans (as defined below) be made to the Canadian Subsidiary Borrower and certain other amendments to the Existing Revolving Credit Agreement be made, including to effect the foregoing.
          The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Revolving Credit Agreement pursuant to this Agreement and to continue the Borrower’s payment and performance obligations under the Existing Revolving Credit Agreement, as amended and restated hereby.
1. DEFINITIONS
          For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
     “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.
     “Acceptance Fee” shall mean a fee payable in Canadian Dollars by the Canadian Subsidiary Borrower to the Canadian Revolving Lender with respect to the acceptance of a Canadian B/A, calculated on the face amount of the Canadian B/A at a rate per annum equal to the LIBOR Spread then in effect on the basis of the number of days in the applicable Contract Period (inclusive of the first day and exclusive of the last day) and a year of 365 days.
     “Act” shall have the meaning assigned to such term in Section 10.18.
     “Affiliate” shall mean as to any Person, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
     “Agents” shall mean the collective reference to the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.
     “Alternate Base Rate” shall mean for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect for such day and (b) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%.
     “Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
     “Assessment Rate” shall mean, for any day, the net annual assessment rate (rounded upwards, if necessary, to the next higher Basis Point) as most recently reasonably estimated by the Administrative Agent for determining the then current annual assessment payable by the entity which is the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at such entity’s U.S. domestic offices.
     “Asset Securitization Subsidiary” shall mean (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions permitted by this Agreement and activities incidental thereto or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, relocation assets, financial assets and related assets under management.
     “Assignment and Acceptance” shall mean an agreement substantially in the form of Exhibit B hereto, executed by the assignor, assignee and the other parties as contemplated thereby.
     “Available Foreign Currencies” shall mean the currencies set forth on Schedule 1.1B (including, in any event in the case of Canadian Revolving Loans, Canadian Dollars), and any other available and other freely-convertible non-Dollar currency selected by the Borrower or any Subsidiary Borrower and approved (which approval shall not be unreasonably withheld) in writing by the Administrative Agent.
     “Basis Point” shall mean 1/100th of 1%.
     “Board” shall mean the Board of Governors of the Federal Reserve System.
     “Borrowing” shall mean a group of Loans of a single Interest Rate Type made by certain Lenders (or in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.4) on a single date and as to which a single Interest Period is in effect.
     “Business Day” shall mean, with respect to any Loan, any day other than a Saturday, Sunday or other day on which banks in New York City are permitted or required by law to close; provided that when used in connection (i) with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars or the applicable Available Foreign Currency on the London Interbank Market (or such other interbank eurocurrency market where the foreign currency and exchange operations in respect of Dollars or the applicable Available Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period) and (ii) a Canadian Revolving Loan, the term “Business Day” shall also exclude any day on which banks in Toronto are permitted or required by law to close.
     “Canadian ABR Loan” shall mean Loans the rate of interest applicable to which is based upon the Canadian Alternate Base Rate.
     “Canadian Alternate Base Rate” shall mean, on any day, the greater of (a) the Canadian Base Rate in effect for such day and (b) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1% per annum.
     “Canadian Bankers’ Acceptance” and “Canadian B/A” shall mean a bill of exchange subject to the Depository Bills and Notes Act (Canada) denominated in Canadian Dollars, drawn by the Canadian Subsidiary Borrower and accepted by the Canadian Revolving Lender in accordance with this Agreement.
     “Canadian Base Rate” shall mean the rate per annum determined by the Canadian Revolving Lender from time to time as its base rate for Dollar-denominated commercial loans in Canada. For purposes of this Agreement, any change in the Canadian Alternate Base Rate due to a change in the Canadian Base Rate shall be effective on the date such change in the Canadian Base Rate is announced as effective.
     “Canadian Cash Collateral Account” shall mean a collateral account established with the Canadian Revolving Lender, in the name of the Canadian Revolving Lender and under its sole dominion and control, into which the Canadian Subsidiary Borrower shall from time to time deposit cash or Cash Equivalents pursuant to the express provisions of this Agreement requiring such deposit.
     “Canadian Dollars” and “C$” shall mean dollars in lawful currency of Canada.
     “Canadian L/C Exposure” shall mean, at any time, the Dollar Equivalent Amount of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Canadian Letters of Credit then outstanding plus (without duplication) the face amount of all drafts which have been presented under Canadian Letters of Credit but have not yet been paid or have been paid but not reimbursed.
     “Canadian Letters of Credit” shall mean the letters of credit issued pursuant to Section 2.25.
     “Canadian Prime Rate” shall mean, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by The Bank of Nova Scotia in effect as its prime rate at its principal office in Toronto on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Rate in effect on such day, plus (B) 1.00%.
     “Canadian Prime Rate Loan” shall mean Loans the rate of interest applicable to which is based upon the Canadian Prime Rate.
     “Canadian Revolving Borrowing Request” shall mean a request made pursuant to Section 2.6 substantially in the form of Exhibit E-2.

     “Canadian Revolving Commitment” shall mean the obligation of the Canadian Revolving Lender to make Canadian Revolving Loans pursuant to Section 2.1 in an aggregate principal Dollar Equivalent Amount at any one time outstanding not to exceed $50,000,000, as the same may be changed from time to time pursuant to the terms hereof.
     “Canadian Revolving Lender” shall mean The Bank of Nova Scotia, in its capacity as a Canadian Revolving Lender hereunder and any other successor thereto in such capacity.
     “Canadian Revolving Loan” shall mean the Loans made by the Canadian Revolving Lender to the Canadian Subsidiary Borrower pursuant to a notice given by the Canadian Subsidiary Borrower under Section 2.6. Each Canadian Revolving Loan shall be a Canadian B/A, a Canadian Prime Rate Loan, a LIBOR Canadian Revolving Loan or a Canadian ABR Loan.
     “Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateral Account” shall mean a collateral account established with the Administrative Agent, in the name of the Administrative Agent and under its sole dominion and control, into which the Borrower or any Subsidiary Borrower (other than the Canadian Subsidiary Borrower) shall from time to time deposit Dollars pursuant to the express provisions of this Agreement requiring such deposit.
     “Cash Equivalents” shall mean (i) investments in commercial paper maturing in not more than 270 days from the date of issuance which at the time of acquisition is rated at least A-1 or the equivalent thereof by S&P, or P-1 or the equivalent thereof by Moody’s, (ii) investments in direct obligations or obligations which are guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than three years from the date of acquisition, (iii) investments in certificates of deposit maturing not more than one year from the date of origin issued by a Lender or a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof having capital, surplus and undivided profits aggregating at least $500,000,000 and in each case A rated or better by S&P or Moody’s, (iv) money market mutual funds having assets in excess of $2,000,000,000, (v) investments in asset-backed or mortgage-backed securities, including investments in collateralized, adjustable rate mortgage securities and those mortgage-backed securities which are rated at least AA by S&P or Aa by Moody’s or are of comparable quality at the time of investment, and (vi) banker’s acceptances maturing not more than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof and having capital, surplus and undivided profits aggregating at least $500,000,000, and rated A or better by S&P or Moody’s.
     “CDOR Rate” shall mean, at any date of determination, the annual rate of interest which is the rate based on an average rate applicable to Canadian Dollar banker’s acceptances for the applicable period appearing on the “Reuters Screen CDOR Page”, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., Toronto time, on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be calculated as the arithmetic mean of the rates for the term referred to above applicable to Canadian Dollar banker’s acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Toronto time, on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.
     “Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.
     “Closing Date” shall mean the date on which the conditions precedent to the effectiveness of this Agreement as set forth in Section 4.1 have been satisfied or waived, which date is January 6, 2005.
     “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.
     “Co-Documentation Agents” shall mean the collective reference to The Bank of Nova Scotia and Wachovia Bank, National Association.
     “Commitments” shall mean the aggregate Revolving Commitments and the Canadian Revolving Commitment.
     “Commitment Period” shall mean the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall have been terminated in accordance with the terms hereof.
     “Commitment Utilization Percentage” shall mean on any day the percentage equivalent of a fraction (a) the numerator of which is the sum of (i) the outstanding aggregate principal Dollar Equivalent Amount of Loans and (ii) the then current L/C Exposure and (b) the denominator of which is the Total Revolving Commitment (or, on any day after termination of the Commitments, the Total Revolving Commitment in effect immediately preceding such termination).
     “Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.4 substantially in the form of Exhibit D-3.
     “Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower or any Subsidiary Borrower pursuant to Section 2.4(d) substantially in the form of Exhibit D-4.
     “Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.4(b), (a) in the case of a LIBOR Loan, the Margin and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
     “Competitive Bid Request” shall mean a request made pursuant to Section 2.4 substantially in the form of Exhibit D-1.

     “Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower or any Subsidiary Borrower under the bidding procedure described in Section 2.4.
     “Competitive Loan” shall mean a Loan from a Lender to the Borrower or any Subsidiary Borrower pursuant to the bidding procedure described in Section 2.4. Each Competitive Loan shall be a LIBOR Competitive Loan or a Fixed Rate Loan.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated November 2005 and which was made available to each of the Lenders party to this Agreement as of such date.
     “Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
     “Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Borrower or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after-tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write-down of financing costs relating to any existing and future indebtedness.
     “Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Borrower and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.
     “Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.
     “Contract Period” shall mean the term of a Canadian B/A selected by the Canadian Subsidiary Borrower in accordance with Section 2.26 commencing on the borrowing date, or the date of refinancing of such Canadian B/A in accordance with Section 2.9, as the case may be, of such Canadian B/A and expiring on a Working Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, in all cases subject to availability; provided that the Contract Period may be for a period of less than 30 days as agreed by the Canadian Subsidiary Borrower and the Canadian Revolving Lender; provided further that no Contract Period shall extend beyond the Termination Date.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Currency” or “Currencies” shall mean the collective reference to Dollars and Available Foreign Currencies.
     “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Disclosed Matters” shall mean the information disclosed on the Borrower’s Form 8-K, dated September 7, 2005.
     “Discount Proceeds” shall mean for any Canadian B/A, an amount (rounded to the nearest C$0.01, and with C$0.005 being rounded up) calculated on the applicable borrowing date, rollover date or conversion date, as the case may be, by multiplying:
(a)	the face amount of the Canadian B/A; by

(b)	the quotient of one divided by the sum of one plus the product of:
     1. the Discount Rate (expressed as a decimal) applicable to such Canadian B/A, and
     2. a fraction, the numerator of which is the number of days in the Contract Period of the Canadian B/A (inclusive of the first day and exclusive of the last day) and the denominator of which is 365.
     with such quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded up.
     “Discount Rate” shall mean for any day, the average CDOR Rate for the Contract Period applicable to any Canadian B/A to be issued by the Canadian Revolving Lender on such day or if no such rate is available, the rate (expressed to two decimal places and rounded upward, if necessary, to the nearest 0.01%) quoted by the Canadian Revolving Lender as the discount rate at which the Canadian Revolving Lender would, in accordance with its normal practices, at or about 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by it having a face amount and term comparable to the face amount and Contract Period of such Canadian B/A.
     “Dollar Equivalent Amount” shall mean with respect to (i) any amount of any Available Foreign Currency on any date, the equivalent amount in Dollars of such amount of Available Foreign Currency, as determined by the Administrative Agent using the applicable Exchange Rate and (ii) any amount in Dollars, such amount.
     “Dollars” and “$” and “US$” shall mean lawful currency of the United States.
     “Eligible Canadian Revolving Lender” shall mean any Schedule I Bank, Schedule II Bank or Schedule III Bank, in each case, within the meaning of the Bank Act (Canada).
     “Environmental Laws” shall mean any and all federal, provincial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.
     “Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended, and the regulations promulgated thereunder.
     “euro” shall mean the single currency of participating member states of the European Union.
     “euro unit” shall mean the currency unit of the euro.
     “Event of Default” shall have the meaning given such term in Article 7.
     “Excess Utilization Day” shall mean each day on which the Commitment Utilization Percentage exceeds 50%.
     “Exchange Rate” shall mean on any date (i) with respect to any Available Foreign Currency other than Canadian Dollars, the rate at which such Available Foreign Currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M. New York City time on such date and (ii) with respect to Canadian Dollars, the spot rate at which Canadian Dollars may be exchanged into U.S. Dollars, as quoted by The Bank of Canada at approximately 12:00 noon, Toronto time on such date, as set forth on the Reuters “BOFC” page. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Available Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Available Foreign Currency) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error (without prejudice to the determination of the reasonableness of such method).
     “Existing Canadian Credit Agreement” shall mean the Letter Loan Agreement between PHH Vehicle Management Services Inc. (formerly known as PHH Canada Inc.) and The Bank of Nova Scotia, dated August 14, 1990, as amended.
     “Existing Canadian Letters of Credit” shall mean all letters of credit outstanding under the Existing Canadian Credit Agreement immediately prior to the Closing Date.
     “Existing Revolving Letters of Credit” shall mean all letters of credit outstanding under the Existing Revolving Credit Agreement immediately prior to the Closing Date.
     “Existing Revolving Credit Agreement” shall have the meaning provided in the Introductory Statement to this Agreement.
     “Facility Fee” shall have the meaning given such term in Section 2.8.
     “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of such defined term until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate or the Federal Funds Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.
     “Federal Funds Rate” shall mean for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the Federal Funds Effective Rate in effect for such day plus 3/16 of 1%.
     “FFR Borrowing” shall mean a Borrowing comprised of FFR Loans.
     “FFR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Federal Funds Rate in accordance with the provisions of Article 2.
     “FFR Spread” shall mean, at any date or any period of determination, the FFR Spread that would be in effect on such date pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.
     “Fitch” shall mean Fitch Investors Service, Inc. and any successor thereto.
     “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.

     “Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
     “Fundamental Documents” shall mean this Agreement, any Joinder Agreement and any other ancillary documentation which is required to be, or is otherwise, executed by the Borrower or any Subsidiary Borrower and delivered to the Administrative Agent in connection with this Agreement.
     “Funding Office” shall mean the office of the Administrative Agent (or, in the case of any Loan denominated in any Available Foreign Currency, an Affiliate of the Administrative Agent) specified in Section 10.1 or such other office as may be specified from time to time by the Administrative Agent or the respective Affiliate of the Administrative Agent as its funding office by written notice to the Borrower and the Lenders; provided that, in the case of Loans made under the Canadian Revolving Commitment, “Funding Office” shall mean the office of the Canadian Revolving Lender specified in Section 10.1.
     “GAAP” shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements) provided, however, that all calculations made pursuant to Sections 6.6 and 6.7 and the related definitions shall have been computed based on such generally accepted accounting principles as are in effect on the date hereof.
     “Governmental Authority” shall mean any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case, whether of the United States or foreign.
     “Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term “Guaranty” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).
     “Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any Environmental Law.
     “Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Borrower and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Borrower and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of the Borrower and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation), the maximum aggregate amount of all liabilities of the Borrower or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Borrower or one of its Subsidiaries and (iii) all other obligations or liabilities of the Borrower or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Borrower or one of its Subsidiaries.
     “Interest Payment Date” shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration or a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type.
     “Interest Period” shall mean (a) as to any LIBOR Borrowing, (i) the period commencing on the date of such Borrowing, and ending one week after the date of such Borrowing or (ii) the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender’s approval, 12 months thereafter, as the Borrower or any relevant Subsidiary Borrower may elect, (b) as to any ABR Borrowing, FFR Borrowing, Canadian Prime Rate Loan or Canadian ABR Loan, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.7 or is prepaid in accordance with Section 2.14, and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period with respect to any LIBOR Borrowing or Fixed Rate Borrowing may be selected which would result in the aggregate amount of LIBOR Loans and Fixed Rate Loans having Interest Periods ending after any day on which a Commitment reduction is scheduled to occur being in excess of the Total Commitment scheduled to be in effect after such date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.
     “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.
     “Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.
     “Joinder Agreement” shall have the meaning assigned to such term in Section 10.9(b)(i).
     “Joint Lead Arrangers” shall mean the collective reference to J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.
     “JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.
     “L/C Exposure” shall mean, at any time, the aggregate amount of the Canadian L/C Exposure plus the Revolving L/C Exposure.
     “LEAF Trust Transaction” shall mean the financing of motor vehicles and other equipment or personal property pursuant to that certain Amended and Restated Purchase Agreement, dated as of March 1, 2001, among LEAF Trust, a trust established under the laws of the Province of Ontario, the Canadian Imperial Bank of Commerce, as Administrative Agent and the Canadian Subsidiary Borrower (the “Purchase Agreement”), including any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any facilities or agreements that replace, refund or refinance, in whole or in part, the Purchase Agreement.
     “Lenders” shall mean the Canadian Revolving Lender and the Revolving Lenders.
     “Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans, Fixed Rate Loans, ABR Loans, FFR Loans, Canadian Prime Rate Loans or Canadian ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans, Fixed Rate Loans, ABR Loans, FFR Loans, Canadian Prime Rate Loans or Canadian ABR Loans are made, as notified to the Administrative Agent from time to time.
     “Letters of Credit” shall mean Canadian Letters of Credit and Revolving Letters of Credit.
     “LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Borrowing, the rate per annum determined on the basis of the rate for deposits in Dollars or the applicable Available Foreign Currency, as the case may be, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor page thereto) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits or deposits in the applicable Available Foreign Currency, as the case may be, at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.
     “LIBOR Canadian Revolving Loan” shall mean any Canadian Revolving Loan denominated in Dollars bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.
     “LIBOR Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.
     “LIBOR Loan” shall mean any LIBOR Canadian Revolving Loan, LIBOR Competitive Loan or LIBOR Revolving Credit Loan.
     “LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.
     “LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date or during such period pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.
     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).
     “Loan” shall mean a Competitive Loan, a Revolving Credit Loan or a Canadian Revolving Loan, whether made as a LIBOR Loan, an ABR Loan, an FFR Loan, a Canadian B/A, a Canadian Prime Rate Loan, a Canadian ABR Loan or a Fixed Rate Loan, as permitted hereby.
     “Local Time” shall mean (i) in the case of any extension of credit under the Revolving Commitments, New York City time, and (ii) in the case of any extension of credit under the Canadian Revolving Commitment, Toronto time.
     “Margin” shall mean, as to any LIBOR Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to four decimal places) to be added to, or subtracted from, LIBOR in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
     “Margin Stock” shall be as defined in Regulation U of the Board.
     “Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

     “Material Subsidiary” shall mean any Subsidiary of the Borrower which together with its Subsidiaries at the time of determination had assets constituting 10% or more of Consolidated Assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of the Borrower and its Consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.
     “Moody’s” shall mean Moody’s Investors Service Inc.
     “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.
     “national currency unit” shall mean the unit of currency (other than a euro unit) of a participating member state.
     “New Lender” shall have the meaning assigned to such term in Section 2.13(e).
     “Obligations” shall mean the obligation of the Borrower and any Subsidiary Borrower to make due and punctual payment of principal of, and interest on (including post-petition interest, whether or not allowed), the Loans, the Facility Fee, the Utilization Fee, reimbursement obligations in respect of Letters of Credit, and all other monetary obligations of the Borrower and any Subsidiary Borrower to the Administrative Agent, any Revolving Issuing Lender or any Lender under this Agreement or the Fundamental Documents or with respect to any Interest Rate Protection Agreements entered into between the Borrower or any of its Subsidiaries and any Lender.
     “Offered Increase Amount” shall have the meaning assigned to such term in Section 2.13(d).
     “Parent Guaranty” shall mean the guaranty of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Article 9.
     “Participant” shall have the meaning assigned to such term in Section 10.3(g).
     “participating member state “ shall mean each state so described in any EMU legislation.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
     “Permitted Encumbrances” shall mean Liens permitted under Section 6.4.
     “Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
     “PHH Home Loans Credit Agreement” shall mean the Revolving Credit Agreement, dated as of September 30, 2005, among PHH Home Loans, LLC, as borrower, the lenders referred to therein, Barclays Bank PLC, as syndication agent, and Bank of Montreal, as administrative agent, as modified, supplemented, amended or restated from time to time.
     “Plan” shall mean an employee pension benefit plan described in Section 3(2) of ERISA, other than a Multiemployer Plan which is sponsored by the Borrower or one of its Subsidiaries.
     “Prime Rate” shall mean the rate per annum publicly announced by the entity which is the Administrative Agent from time to time as its prime rate in effect at its principal office in

New York City. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced as effective.
     “Pro Forma Basis” shall mean, in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty (30) days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.
     “Protesting Lender” shall have the meaning assigned to such term in Section 10.9(b)(iii).
     “Reallocation Notice” shall have the meaning assigned to such term in Section 2.13(g).
     “Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.
     “Required Lenders” shall mean Lenders holding Commitments representing more than 50% of the aggregate Commitments, except that for purposes of determining the Lenders entitled to declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable pursuant to Article 7, “Required Lenders” shall mean Lenders holding more than 50% of the aggregate principal amount of the Loans and L/C Exposure at the time.
     “Revolving Commitment” shall mean, with respect to each Lender, its commitment to make Revolving Credit Loans to the Borrower or any Subsidiary Borrower hereunder (other than the Canadian Subsidiary Borrower), in an aggregate principal Dollar Equivalent amount not to exceed at any time the amount set forth opposite such Lender’s name under the heading “Revolving Commitment” on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof.
     “Revolving Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.13(d).
     “Revolving Credit Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Credit Loans from each of the Lenders.
     “Revolving Credit Borrowing Request” shall mean a request made pursuant to Section 2.5 substantially in the form of Exhibit E-1.
     “Revolving Credit Loans” shall mean the Loans made by the Lenders to the Borrower or any Subsidiary Borrower (other than the Canadian Subsidiary Borrower) pursuant to a notice given by the Borrower or such Subsidiary Borrower under Section 2.5. Each Revolving Credit Loan shall be a LIBOR Revolving Credit Loan, an ABR Loan or an FFR Loan.
     “Revolving Credit Percentage” shall mean, with respect to each Lender, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving

Commitment, or at any time after the Revolving Commitments have expired or terminated, the percentage which such Lender’s Revolving Commitment constituted of the Total Revolving Commitment immediately prior to the time the Revolving Commitments expired or terminated.
     “Revolving Issuing Lender” shall mean JPMorgan Chase Bank and/or such other of the Revolving Lenders as may be designated in writing by the Borrower and which agrees in writing to act as such in accordance with the terms hereof.
     “Revolving L/C Exposure” shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Revolving Letters of Credit then outstanding plus (without duplication) the face amount of all drafts which have been presented under Revolving Letters of Credit but have not yet been paid or have been paid but not reimbursed.
     “Revolving Lender” shall mean each financial institutions whose name appears on Schedule 1.1A under the heading “Revolving Lenders” and any assignee of a Revolving Lender pursuant to Section 10.3(b).
     “Revolving Letters of Credit” shall mean the letters of credit issued pursuant to Section 2.24.
     “Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Securitization Indebtedness” shall mean Indebtedness incurred by any structured bankruptcy-remote Subsidiary of the Borrower which does not permit or provide for recourse to the Borrower or any Subsidiary of the Borrower (other than such structured bankruptcy-remote Subsidiary) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of such structured bankruptcy-remote Subsidiary).
     “Special Purpose Vehicle Subsidiary” shall mean PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business that (i) is, at any time, a party to one or more lease agreements with only one lessee, and (ii) finances, at any one time, its investments in lease agreements or vehicles with only one lender (which lender may be the Borrower if and to the extent that such loans and/or advances by the Borrower are not prohibited hereby).
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans). Such reserve percentages shall include those imposed under Regulation D of the Board.

LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Borrower” shall mean the Canadian Subsidiary Borrower and any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.9(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.9(b)(ii).
     “Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.
     “Supermajority Lenders” shall mean Lenders which have Commitments representing at least 75% of the aggregate Dollar Equivalent Amount of the aggregate Commitments.
     “Syndication Agent” shall mean Citicorp USA, Inc.
     “Tangible Net Worth” shall mean, at any date of determination, Consolidated Net Worth minus the aggregate book value of all intangible assets of the Borrower and its Consolidated Subsidiaries as of such date in accordance with GAAP.
     “Termination Date” shall mean January 6, 2011.
     “Total Revolving Commitment” shall mean, at any time, the aggregate amount of the Lenders’ Revolving Commitments as in effect at such time.
     “United States” shall mean the United States of America.
     “Utilization Fee” shall have the meaning given such term in Section 2.8.
     “Utilization Fee Percentage” shall mean, at any date or any period of determination, the Utilization Fee Percentage that would be in effect on such date pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.
     “Working Day” shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, New York City and Toronto.
2. THE LOANS
     SECTION 2.1.    Commitments.

          (a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Credit Loans to the Borrower and any Subsidiary Borrower (other than the Canadian Subsidiary Borrower) in Dollars and any Available Foreign Currency, at any time and from time to time on and after the Closing Date and until the earlier of the Termination Date and the termination of the Revolving Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender’s Revolving Commitment minus the sum of such Lender’s Revolving Credit Percentage of the current Revolving L/C Exposure plus the outstanding Dollar Equivalent Amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Lender’s Revolving Commitment pursuant to Section 2.19, subject, however, to the condition that at no time shall (i) the sum of (A) the outstanding aggregate principal Dollar Equivalent Amount of all Loans (other than Canadian Revolving Loans) plus (B) the then current Revolving L/C Exposure exceed (ii) the Total Revolving Commitment. During the Commitment Period, the Borrower and any Subsidiary Borrower (other than the Canadian Subsidiary Borrower) may use the Revolving Commitments of the Lenders by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (b) The Revolving Commitments of the Lenders may be terminated or reduced from time to time pursuant to Section 2.13 or Article 7.
          (c) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Canadian Revolving Lender agrees to make Canadian Revolving Loans to the Canadian Subsidiary Borrower in Dollars and Canadian Dollars, at any time and from time to time on and after the Closing Date and until the earlier of the Termination Date and the termination of the Canadian Revolving Commitment, in an aggregate principal amount at any time outstanding not to exceed the Dollar Equivalent Amount of the Canadian Revolving Commitment, subject, however, to the condition that at no time shall (i) the sum of (A) the outstanding aggregate principal Dollar Equivalent Amount of all Canadian Revolving Loans plus (B) the then current Canadian L/C Exposure exceed (ii) the Canadian Revolving Commitment. During the Commitment Period, the Canadian Subsidiary Borrower may use the Canadian Revolving Commitment by borrowing, prepaying the Canadian Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (d) The Canadian Revolving Commitment may be terminated or reduced from time to time pursuant to Section 2.13 or Article 7.
     SECTION 2.2.    Loans.
          (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments in accordance with the procedures set forth in Section 2.5. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.4. Each Canadian Revolving Loan shall be made in accordance with the procedures set forth in Section 2.6. The failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans and LIBOR Loans (other than LIBOR Canadian Revolving Loans), in an aggregate principal Dollar Equivalent Amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) in the case of ABR Loans or FFR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000 (or if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment).

Canadian Revolving Loans (x) denominated in Canadian Dollars shall be in a principal amount that is an integral multiple of C$500,000 and not less than C$1,000,000 and (y) denominated in Dollars shall be in a principal amount that is an integral multiple of $500,000 and not less than $1,000,000.
          (b) Each Competitive Borrowing shall be comprised entirely of LIBOR Competitive Loans or Fixed Rate Loans as the Borrower or any Subsidiary Borrower may request pursuant to Section 2.4. Each Revolving Credit Borrowing shall be comprised entirely of LIBOR Loans, ABR Loans or FFR Loans, as the Borrower or any Subsidiary Borrower may request pursuant to Section 2.5; provided that Revolving Credit Loans denominated in any Available Foreign Currency shall be LIBOR Loans. Each Canadian Revolving Loan denominated in Canadian Dollars shall be a Canadian B/A or a Canadian Prime Rate Loan. Each Canadian Revolving Loan denominated in Dollars shall be a LIBOR Loan or a Canadian ABR Loan. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower or such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided that neither the Borrower, nor any Subsidiary Borrower shall be entitled to request any Borrowing that, if made, would result in an aggregate of more than 23 separate Loans (other than Competitive Loans) of any Lender being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Loans (other than LIBOR Competitive Loans) having different Interest Periods or having been made in different Currencies, regardless of whether they commence on the same date, shall be considered separate Loans and all Loans of a single Interest Rate Type made on a single date shall be considered a single Loan if such Loans have a common Interest Period.
          (c) Subject to Section 2.7, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the Funding Office no later than 1:00 P.M. Local Time in the case of Loans other than ABR Loans, FFR Loans, Canadian Prime Rate Loans or Canadian ABR Loans and 4:00 P.M. Local Time in the case of ABR Loans, FFR Loans, Canadian Prime Rate Loans and Canadian ABR Loans, in each case, in immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower or the applicable Subsidiary Borrower maintained with the Administrative Agent. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.4 in the amounts so accepted and Loans shall be made by all the Lenders pro rata in accordance with Section 2.1 and this Section 2.2. Canadian Revolving Loans shall be made by the Canadian Revolving Lender in accordance with Section 2.1 and this Section 2.2 and, in the case of Canadian B/As, with the provisions of Section 2.26.
          (d) All ABR Loans and Canadian ABR Loans shall be denominated in Dollars. All Canadian B/As and Canadian Prime Rate Loans shall be denominated in Canadian Dollars.
          (e) Notwithstanding any other provision of this Agreement, neither the Borrower, nor any Subsidiary Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.
     SECTION 2.3.    Use of Proceeds.
          The proceeds of the Loans shall be used for working capital and general corporate purposes and to backstop commercial paper issuances.
     SECTION 2.4.    Competitive Bid Procedure.

          (a) In order to request Competitive Bids, the Borrower or any Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request substantially in the form of Exhibit D-1, to be received by the Administrative Agent (i) in the case of a LIBOR Competitive Borrowing, not later than 2:00 p.m., New York City time, four Working Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Competitive Borrowing. Each Competitive Bid Request shall specify the requested Currency. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit D-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower or such Subsidiary Borrower of such rejection by telecopier. Such request for Competitive Bids shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a LIBOR Borrowing or a Fixed Rate Borrowing, (ii) the date of such Borrowing (which shall be a Business Day in the case of a Fixed Rate Borrowing and a Working Day in the case of a LIBOR Competitive Borrowing) and the aggregate principal Dollar Equivalent Amount thereof, which shall be in a minimum principal Dollar Equivalent Amount of $10,000,000 and in an integral multiple of $5,000,000, and (iii) the Interest Period with respect thereto (which may not end after the Termination Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit D-2) the Lenders to bid, on the terms and subject to the conditions of this Agreement, to make Competitive Loans pursuant to such Competitive Bid Request.
          (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower or any Subsidiary Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, substantially in the form of Exhibit D-3, (i) in the case of a LIBOR Competitive Borrowing, not later than 9:30 a.m., New York City time, three Working Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple Competitive Bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower or the applicable Subsidiary Borrower, and the Administrative Agent shall notify the Lender making such nonconforming Competitive Bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (i) the principal Dollar Equivalent Amount (which shall be in a minimum principal Dollar Equivalent Amount of $10,000,000 and in an integral multiple of $5,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower or the applicable Subsidiary Borrower) of the Competitive Loan or Loans that the applicable Lender is willing to make to the Borrower or the applicable Subsidiary Borrower, (ii) the Competitive Bid Rate or Rates at which such Lender is prepared to make such Competitive Loan or Loans and (iii) the Interest Period or Interest Periods with respect thereto. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent via telecopier (i) in the case of LIBOR Competitive Loans, not later than 9:30 a.m., New York City time, three Working Days before a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such proposed Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.
          (c) The Administrative Agent shall promptly notify the Borrower or the applicable Subsidiary Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate or Rates and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower or the applicable Subsidiary Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.4.
          (d) The Borrower or the applicable Subsidiary Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower or the applicable Subsidiary Borrower shall notify the Administrative Agent by telephone, promptly confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter whether and to what extent it has decided to accept or reject any or all of the Competitive Bids referred to in paragraph (c) above, (i) in the case of a LIBOR Competitive Borrowing, not later than 10:30 a.m., New York City time, three Working Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided that (A) the failure by the Borrower or the applicable Subsidiary Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (c) above, (B) neither the Borrower, nor any Subsidiary Borrower shall accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower or such Subsidiary Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Borrower or the applicable Subsidiary Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower or any Subsidiary Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by the Borrower or the applicable Subsidiary Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower or the applicable Subsidiary Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted at lower Competitive Bid Rates with respect to such Competitive Bid Request (it being understood that acceptance in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate), (E) except pursuant to clause (D) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal Dollar Equivalent Amount of $10,000,000 and an integral multiple of $5,000,000 and (F) neither the Borrower, nor any Subsidiary Borrower may accept Competitive Bids for Competitive Loans in any currency other than the currency specified in the related Competitive Bid Request; and provided, further, that if a Competitive Loan must be in an amount less than the Dollar Equivalent Amount of $10,000,000 because of the provisions of clause (D) above, such Competitive Loan shall be in a minimum principal Dollar Equivalent Amount of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (D), the amounts shall be rounded to the Dollar Equivalent Amount of integral multiples of $1,000,000 in a manner that shall be in the discretion of the Borrower or the applicable Subsidiary Borrower. A notice given by the Borrower or any Subsidiary Borrower pursuant to this paragraph (d) shall be irrevocable.
          (e) The Administrative Agent shall promptly notify each bidding Lender whether its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted in the applicable Currency.
          (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower or the applicable Subsidiary Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.

          (g) All notices required by this Section 2.4 shall be given in accordance with Section 10.1.
     SECTION 2.5.    Revolving Credit Borrowing Procedure.
          In order to effect a Revolving Credit Borrowing, the Borrower or the applicable Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing notice substantially in the form of Exhibit E-1 (a) in the case of a Borrowing of LIBOR Revolving Credit Loans, not later than 2:00 p.m., New York City time, (i) four Working Days before a proposed Borrowing denominated in any Available Foreign Currency and (ii) three Working Days before a proposed Borrowing denominated in Dollars, and (b) in the case of an ABR Borrowing or an FFR Borrowing, not later than 2:00 p.m., New York City time, on the day of a proposed Borrowing. No Fixed Rate Loan or LIBOR Competitive Loan shall be requested or made pursuant to a Revolving Credit Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Borrowing of LIBOR Revolving Credit Loans, an ABR Borrowing or an FFR Borrowing, (B) the date of such Revolving Credit Borrowing (which shall be a Working Day) and the amount thereof and (C) if such Borrowing is to be a Borrowing of LIBOR Revolving Credit Loans, the Interest Period and Currency with respect thereto. If no election as to the Interest Rate Type of a Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of LIBOR Revolving Credit Loans is specified in any such notice, then the Borrower or such Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Currency with respect to any Borrowing of LIBOR Revolving Credit Loans is specified in any such notice, then the Borrower or such Subsidiary Borrower shall be deemed to have selected Dollars. If the Borrower or the applicable Subsidiary Borrower shall not have given notice in accordance with this Section 2.5 of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower or such Subsidiary Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Revolving Lenders of any notice given pursuant to this Section 2.5 and of each such Lender’s portion of the requested Revolving Credit Borrowing.
     SECTION 2.6.    Canadian Revolving Borrowing Procedure.
          In order to request a Canadian Revolving Loan, the Canadian Subsidiary Borrower shall hand deliver or telecopy to the Canadian Revolving Lender a Borrowing notice substantially in the form of Exhibit E-2 (a) in the case of a LIBOR Loan, not later than 2:00 p.m., Toronto time, three Working Days before a proposed Loan, (b) in the case of a Canadian B/A, not later than 2:00 p.m., Toronto time, two Working Days before a proposed Loan, and (c) in the case of a Canadian Prime Rate Loan or Canadian ABR Loan, not later than 2:00 p.m., Toronto time, on the day of a proposed Loan. No Fixed Rate Loan or LIBOR Competitive Loan shall be requested or made pursuant to a Canadian Revolving Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) whether the Loan then being requested is to be a Canadian B/A, a Canadian Prime Rate Loan, a Canadian ABR Loan or a LIBOR Loan, (B) the date of such Loan (which shall be a Working Day) and the amount thereof, (C) the Currency with respect thereto, (D) if such Loan is to be a Canadian B/A, the Contract Period with respect thereto and (E) if such Loan is to be a LIBOR Loan, the Interest Period with respect thereto. If no election as to the Interest Rate Type is specified in any such notice for Loans denominated in Canadian Dollars, then the requested Loan shall be a Canadian Prime Rate Loan. If no election as to the Interest Rate Type is specified in any such notice for Loans denominated in Dollars, then the requested Loan shall be a Canadian ABR Loan. If no Contract Period with respect to any Canadian B/A is specified in any such notice, then the Canadian Subsidiary Borrower shall be deemed to have selected a Contract Period of one month’s duration. If no Interest Period with respect to any LIBOR Loan is specified in any such notice, then the Canadian Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Currency with respect to any Canadian Revolving Loan is specified in any such notice, then the Canadian Subsidiary Borrower shall be deemed to have selected Canadian Dollars. If the Canadian Subsidiary Borrower shall not have given notice in accordance with this Section 2.6 of its election to refinance a Canadian Revolving Loan prior to the end of the Contract Period or Interest Period, as the case may be, in effect for such Loan, then the Canadian Subsidiary Borrower shall (unless such Loan is repaid at the end of such Contract Period or Interest Period) be deemed to have given notice of an election to refinance such Borrowing with a Canadian Prime Rate Loan, in the case of a Canadian Dollar-denominated Loan, or Canadian ABR Loan, in the case of a Dollar-denominated Loan. The Canadian Revolving Lender shall promptly advise the Administrative Agent of any notice given pursuant to this Section 2.6.
     SECTION 2.7.    Refinancings.
          The Borrower and any Subsidiary Borrower may refinance all or any part of any Borrowing made by it with a Borrowing of the same or a different Interest Rate Type made pursuant to Section 2.4 or pursuant to a notice under Section 2.5 or 2.6, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Revolving Credit Borrowings in Dollars and Revolving Credit Borrowings in Dollars with Competitive Borrowings; provided that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, (a) a Revolving Credit Borrowing of Dollars or portion thereof may only be refinanced with an ABR Borrowing, (b) a Revolving Credit Borrowing of any Available Foreign Currency shall be repaid in full at the end of the Interest Period in effect for such Borrower, (c) a Canadian B/A may only be refinanced with a Canadian Prime Rate Loan and (d) a LIBOR Canadian Revolving Loan may only be refinanced with a Canadian ABR Loan. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.9 with the proceeds of a new Borrowing or Canadian Revolving Loan, as the case may be, hereunder and the proceeds of the new Borrowing or Canadian Revolving Loan, as the case may be, to the extent they do not exceed the principal amount of the Borrowing or Loan being refinanced, shall not be paid by the applicable Lenders to the Administrative Agent or by the Administrative Agent or the Canadian Revolving Lender, as the case may be, to the Borrower or the applicable Subsidiary Borrower pursuant to Section 2.2(c); provided that (A) if the principal amount extended by a Lender in a refinancing of a Revolving Credit Borrowing is greater than the principal amount extended by such Lender in the Revolving Credit Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Lenders described in clause (B) below, (B) if the principal amount extended by a Lender in the Revolving Credit Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to clause (A) above, and (C) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to clause (A) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.9 and, to the extent of such failure, the Borrower or the applicable Subsidiary Borrower shall pay such amount to the Administrative Agent as required by Section 2.11; and (D) to the extent the Borrower or the applicable Subsidiary Borrower fails to pay to the Administrative Agent any amounts due in accordance with Section 2.9 as a result of the failure of a Lender to pay the Administrative Agent any amounts due as described in clause (C) above, the portion of any refinanced Loan deemed not repaid shall be deemed to be outstanding solely to the Lender which has failed to pay the Administrative Agent amounts due from it pursuant to clause (A) above to the full extent of such Lender’s portion of such Loan.
     SECTION 2.8.    Fees.

          (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a “Facility Fee”) at the rate per annum from time to time in effect in accordance with Section 2.23, on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or shorter period commencing with the Closing Date, or ending with the Termination Date or any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein; provided, that if any Lender continues to have any outstanding Loans after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily aggregate principal amount of such Lender’s Loans for each day from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any outstanding Loans.
          (b) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a utilization fee (a “Utilization Fee”) at a rate per annum equal to the Utilization Fee Percentage for each Excess Utilization Day, which fee shall accrue on the daily amount of the Commitment of such Lender (whether used or unused) for each Excess Utilization Day during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any outstanding Loans after its Commitment terminates, then such Utilization Fee shall continue to accrue on the daily aggregate principal amount of such Lender’s Loans for each Excess Utilization Day from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any outstanding Loans. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears.
          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          (d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.
     SECTION 2.9.    Repayment of Loans; Evidence of Debt.
          (a) The Borrower and each Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Credit Loan made to it on the Termination Date. The Borrower and each Subsidiary Borrower hereby further agrees to pay to the Administrative Agent, for the account of each Revolving Lender, interest on the unpaid principal amount of the Revolving Credit Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.
          (b) The Borrower and each Subsidiary Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to it, on the last day of the Interest Period applicable to such Competitive Loan, the principal amount of such Competitive Loan. The Borrower and each Subsidiary Borrower further unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to it, interest on each such Competitive Loan made to it for the period from and including the date of Borrowing of such Competitive Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and payable as specified in, Section 2.10.
          (c) The Canadian Subsidiary Borrower unconditionally promises to pay to the Canadian Revolving Lender the then unpaid principal amount of each Canadian Revolving Loan made to it on the Termination Date. The Canadian Subsidiary Borrower hereby further agrees to pay to the Canadian Revolving Lender interest on the unpaid principal amount of the Canadian Revolving Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.
          (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower or any Subsidiary Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (e) The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Interest Rate Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower or Subsidiary Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Borrower and each Lender’s share thereof.
          (f) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower or Subsidiary Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or any Subsidiary Borrower to repay (with applicable interest) the Loans made to the Borrower or such Subsidiary Borrower by such Lender in accordance with the terms of this Agreement.
     SECTION 2.10.    Interest on Loans.
          (a) Subject to the provisions of Section 2.11, the Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to (i) in the case of each LIBOR Canadian Revolving Loan or LIBOR Revolving Credit Loan, LIBOR for the Interest Period in effect for such Borrowing plus the applicable LIBOR Spread from time to time in effect and (ii) in the case of each LIBOR Competitive Loan, LIBOR for the Interest Period in effect for such Borrowing plus or minus the Margin offered by the Lender making such Loan and accepted by the Borrower or the applicable Subsidiary Borrower pursuant to Section 2.4.
          (b) Subject to the provisions of Section 2.11, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.
          (c) Subject to the provisions of Section 2.11, the Loans comprising each FFR Borrowing shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Federal Funds Rate plus the applicable FFR Spread from time to time in effect.

          (d) Subject to the provisions of Section 2.11, each Canadian Prime Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Canadian Prime Rate.
          (e) Subject to the provisions of Section 2.11, each Canadian ABR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Canadian Alternate Base Rate.
          (f) Subject to the provisions of Section 2.11, each Canadian B/A shall be subject to an Acceptance Fee (computed on a per annum basis the basis on the actual number of days elapsed over a year of 360 days) in accordance with the provisions of Section 2.26.
          (g) Subject to the provisions of Section 2.11, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower or the applicable Subsidiary Borrower pursuant to Section 2.4.
          (h) Interest on each Loan (other than Canadian B/As) shall be payable in arrears on each Interest Payment Date applicable to such Loan. The LIBOR, Federal Funds Rate, Alternate Base Rate, Canadian Prime Rate or Canadian Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error. The Acceptance Fee and Discount Rate applicable to Canadian B/As shall be determined by the Canadian Revolving Lender and such determination shall be conclusive absent manifest error.
          (i) For the purposes of disclosure under the Interest Act (Canada) and for this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.
     SECTION 2.11.    Interest on Overdue Amounts.
          If the Borrower or any Subsidiary Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower or such Subsidiary Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, in the case of amounts bearing interest determined by reference to the Prime Rate or the Canadian Prime Rate and a year of 360 days in all other cases, equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan, Fixed Rate Loan, the rate applicable to such Loan under Section 2.10 plus 2% per annum and (b) in the case of any ABR Loan, FFR Loan, Canadian B/A, Canadian Prime Rate Loan or Canadian ABR Loan, the rate applicable to such Loan under Section 2.10 plus 2% per annum.
     SECTION 2.12.    Alternate Rate of Interest.
          In the event the Administrative Agent shall have determined that deposits in Dollars or the applicable Available Foreign Currency in the amount of the requested principal amount of any LIBOR Loan are not generally available in the London Interbank Market (or such other interbank eurocurrency market where the foreign currency and exchange operations in respect of Dollars or such applicable Available Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period), or, in the case of LIBOR Loans, that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, (a) any request by the Borrower or any Subsidiary Borrower for a LIBOR Competitive Borrowing pursuant to Section 2.4 shall be of no force and effect and shall be denied by the Administrative Agent and (b) any request by the Borrower or any Subsidiary Borrower for a LIBOR Borrowing pursuant to Section 2.5 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
     SECTION 2.13.    Termination and Reduction of Commitments; Increase of Revolving Commitments; Reallocation of Commitments.
          (a) The Commitments of all of the Lenders shall be automatically terminated on the Termination Date.
          (b) Subject to Sections 2.14(b) and (c), upon at least three Business Days’ prior irrevocable written or telecopy notice to the Administrative Agent (which shall promptly notify each Lender), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitment or the Canadian Revolving Commitment, or both; provided that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000 and (ii) the Borrower shall not be entitled to make any such termination or reduction that would reduce (A) the Total Revolving Commitment to an amount less than the sum of the aggregate outstanding principal Dollar Equivalent Amount of the Loans (other than Canadian Revolving Loans) plus the then current Revolving L/C Exposure or (B) the Canadian Revolving Commitment to an amount less than the sum of the aggregate outstanding principal Dollar Equivalent Amount of the Canadian Revolving Loans plus the then current Canadian L/C Exposure.
          (c) Each reduction in the Total Revolving Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders on the date of each termination or reduction in the Total Revolving Commitment, the Facility Fees and the Utilization Fees on the amount of the Revolving Commitments so terminated or reduced accrued to the date of such termination or reduction.
          (d) In the event that the Borrower wishes to increase the Total Revolving Commitment at any time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Commitment Increase Notice”), and the Administrative Agent shall notify each Revolving Lender of such proposed increase and provide such additional information regarding such proposed increase as any Revolving Lender may reasonably request. The Borrower may, at its election and with the consent of the Administrative Agent and the Revolving Issuing Lenders (which consents shall not be unreasonably withheld), (i) offer one or more of the Revolving Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (f) below and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (e) below. Each Revolving Commitment Increase Notice shall specify which Revolving Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Revolving Commitment increase.

The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.
          (e) Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Revolving Commitments and which elects to become a party to this Agreement and provide a Revolving Commitment in an amount so offered and accepted by it pursuant to Section 2.13(d)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit F, whereupon such bank, financial institution or other entity (herein called a “New Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.1A shall be deemed to be amended to add the name and Revolving Commitment of such New Lender, provided that the Revolving Commitment of any such new Lender shall be in an amount not less than $5,000,000.
          (f) Any Lender which accepts an offer to it by the Borrower to increase its Revolving Commitment pursuant to Section 2.13(d)(i) shall, in each case, execute a Revolving Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit G, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Commitment as so increased, and Schedule 1.1A shall be deemed to be amended to so increase the Revolving Commitment of such Lender.
          (g) The Borrower and the Canadian Subsidiary Borrower may, from time to time, but not more than once per calendar quarter, from and after the Closing Date until the earlier of the Termination Date and the termination of the Canadian Revolving Commitment, upon giving an irrevocable joint written notice (each, a “Reallocation Notice”) to the Canadian Revolving Lender and the Administrative Agent at least ten Working Days prior to the beginning of the next following calendar quarter, temporarily reduce, in whole or in part, or increase, the Canadian Revolving Commitment. Any reductions or increases in the Canadian Revolving Commitment shall take effect on the first day of the next following calendar quarter. Each reduction or increase in the Canadian Revolving Commitment shall result in an automatic corresponding increase or reduction in the Canadian Revolving Lender’s Revolving Commitment; provided that the amount of the Canadian Revolving Commitment shall not, at any time, (i) be reduced to an amount that is less than the sum of (A) the outstanding aggregate principal Dollar Equivalent Amount of all Canadian Revolving Loans plus (B) the then current Canadian L/C Exposure or (ii) exceed $80,000,000.
          (h) The ability of the Borrower and the Canadian Subsidiary Borrower to reallocate the Revolving Commitments and the Canadian Revolving Commitment in accordance with this Section 2.13 shall be subject to (i) the prior written consent of the Canadian Revolving Lender to each such reallocation, (ii) the representations and warranties set forth in (A) Article 3 (other than those set forth in Section 3.5), in the case of the Borrower and (B) Sections 3.1, 3.2 and 3.3 as to the Canadian Subsidiary Borrower, in the case of the Canadian Subsidiary Borrower, being true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date and (iii) at the time of and immediately following such reduction or increase, no Event of Default or Default shall have occurred and be continuing. Each Reallocation Notice shall specify the amount (expressed in Dollars) of any reduction or increase in the Canadian Revolving Commitment and the corresponding increase or reduction in the Revolving Credit Commitments. Each reallocation requested under this Section 2.13 shall be in a minimum aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, (x) the remaining amount of the Canadian Revolving Commitment then in effect or (y) an amount which would result in the Canadian Revolving Commitment exceeding $80,000,000).

          (i) Notwithstanding anything to the contrary in this Section 2.13, (i) in no event shall any transaction effected pursuant to this Section 2.13 cause the Total Revolving Commitment to exceed $1,500,000,000 and (ii) no Lender shall have any obligation to increase its Revolving Commitment unless it agrees to do so in its sole discretion.
     SECTION 2.14.    Prepayment of Loans.
          (a) Prior to the Termination Date, the Borrower or any applicable Subsidiary Borrower shall have the right at any time, and from time to time, to prepay any Revolving Credit Borrowing or Canadian Revolving Loan, in whole or in part (other than in the case of a Canadian B/A), subject to the requirements of Section 2.18 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent (which shall promptly notify each Revolving Lender) (or to the Canadian Revolving Lender, in the case of any prepayment of Canadian Revolving Loans) before 2:00 p.m. Local Time of at least one Business Day in the case of an ABR Loan, FFR Loan, Canadian Prime Rate Loan or Canadian ABR Loan, and of at least three Working Days in the case of a LIBOR Loan; provided that each such partial prepayment shall be in a minimum aggregate principal Dollar Equivalent Amount of (i) $1,000,000 or a whole multiple in excess thereof, in the case of Revolving Credit Loans and (ii) $500,000 or a whole multiple in excess thereof, in the case of Canadian Revolving Loans. Neither the Borrower, nor any Subsidiary Borrower shall have the right to prepay any Competitive Borrowing without the consent of the relevant Lender. Any prepayment of a Canadian B/A shall be for the full face amount thereof, which prepayment shall be made in full satisfaction of the Canadian Subsidiary Borrower’s reimbursement obligation in respect of such Canadian B/A.
          (b) On any date when the sum of the Dollar Equivalent Amount of the aggregate outstanding Loans (other than Canadian Revolving Loans) (after giving effect to any Borrowings effected on such date) plus the then current Revolving L/C Exposure exceeds the Total Revolving Commitment, the Borrower and/or any applicable Subsidiary Borrower shall make a mandatory prepayment of the Loans in such amount as may be necessary so that the Dollar Equivalent Amount of the aggregate amount of outstanding Loans (other than Canadian Revolving Loans) plus the then current Revolving L/C Exposure after giving effect to such prepayment does not exceed the Total Revolving Commitment then in effect. Any prepayments required by this paragraph shall be applied first to outstanding ABR Loans and second to FFR Loans, in each case, up to the full amount thereof before they are applied to outstanding LIBOR Loans.
          (c) On any date when the sum of the Dollar Equivalent Amount of the aggregate outstanding Canadian Revolving Loans (after giving effect to any Loans effected on such date) plus the then current Canadian L/C Exposure exceeds the Canadian Revolving Commitment, the Canadian Subsidiary Borrower shall make a mandatory prepayment of the Loans in such amount as may be necessary so that the Dollar Equivalent Amount of the aggregate amount of outstanding Canadian Revolving Loans plus the then current Canadian L/C Exposure after giving effect to such prepayment does not exceed the Canadian Revolving Commitment then in effect. Any prepayments required by this paragraph shall be applied first to outstanding Canadian Prime Rate Loans and second to outstanding Canadian ABR Loans, up to the full amount thereof before they are applied to outstanding Canadian B/As and LIBOR Loans; provided that, in lieu of applying prepaid amounts to outstanding Canadian B/As, the Canadian Subsidiary Borrower may deposit cash or Cash Equivalents in a Canadian Cash Collateral Account in an amount equal to the amount by which the principal Dollar Equivalent Amount of any outstanding Canadian B/As exceeds the Canadian Revolving Commitment then in effect after giving effect to such other prepayments.
          (d) On any date the Borrower shall cease to own, directly or through wholly-owned Subsidiaries, all of the capital stock of any Subsidiary Borrower, free and clear of any direct or indirect

Liens, such Subsidiary Borrower shall (i) make a mandatory prepayment of all outstanding Loans made to it and (ii) deposit cash in a Cash Collateral Account in an amount equal at all times to the full amount of the Revolving L/C Exposure from Revolving Letters of Credit issued for its account or Canadian L/C Exposure from Canadian Letters of Credit issued for its account.
          (e) Each notice of prepayment pursuant to this Section 2.14 shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower or the applicable Subsidiary Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and any amounts due pursuant to Section 2.18.
     SECTION 2.15.    Eurocurrency Reserve Costs.
          The Borrower and any applicable Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender (or to the Canadian Revolving Lender, in the case of LIBOR Canadian Revolving Loans), so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower or such Subsidiary Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower or the applicable Subsidiary Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender (or to the Canadian Revolving Lender, in the case of LIBOR Canadian Revolving Loans) on each Interest Payment Date for such Loan.
     SECTION 2.16.    Reserve Requirements; Change in Circumstances.
          (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Loan, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Loan made by such Lender or any other fees or amounts payable hereunder (other than (x) taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or its applicable Lending Office or by any political subdivision or taxing authority therein (or any tax which is enacted or adopted by such jurisdiction, political subdivision or taxing authority as a direct substitute for any such taxes) or (y) any tax, assessment, or other governmental charge that would not have been imposed but for the failure of any Lender to comply with any certification, information, documentation or other reporting requirement), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or (iii) shall impose on any

Lender or eurocurrency market any other condition affecting this Agreement or any Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower or the applicable Subsidiary Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender upon demand by such Lender.
          (b) If, after the date of this Agreement, any Lender shall have determined in good faith that the adoption after the date hereof of or any change after the date hereof in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its Obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower or the applicable Subsidiary Borrower shall pay to the Administrative Agent for the account of such Lender (or its holding company) such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.
          (c) A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower or the applicable Subsidiary Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.
          (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.16 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.
          (e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.16, Section 2.17, Section 2.22 or Section 2.24(g) or (ii) would require the Borrower or any Subsidiary Borrower to pay an increased amount under this Section 2.16, Section 2.17, Section 2.22 or Section 2.24(g), it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, or, if applicable to participate in Letters of Credit, through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans or Letters of Credit would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or Letters of Credit pursuant to this Section 2.16, Section 2.17, Section 2.22 or Section

2.24(g) would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.16, Section 2.17 or Section 2.22 would be materially reduced, and if, as determined by such Lender, in its sole reasonable discretion, the making, funding or maintaining of such Loans or Letters of Credit through such other Lending Office would not otherwise materially adversely affect such Loans or Letters of Credit.
          (f) In the event any Lender shall have delivered to the Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.17, that amounts are due to such Lender pursuant to paragraph (c) above, that any of the events designated in paragraph (e) above have occurred or that such Lender shall not be rated at least BBB by S&P and Baa2 by Moody’s, the Borrower may (but subject in any such case to the payments required by Section 2.18), provided that there shall exist no Default or Event of Default, upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, but not more than 30 days after receipt of notice from such Lender, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the Revolving Commitment, the amount of outstanding Loans and any participations in Letters of Credit from the Lender providing such notice and such Lender shall thereupon assign its Revolving Commitment, any Loans owing to such Lender and any participations in Letters of Credit held by such Lender to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower and/or the applicable Subsidiary Borrower shall pay all accrued interest, Facility Fees, Utilization Fees and all other amounts (including without limitation all amounts payable under this Section and Sections 2.22, 2.24(g), 10.4 and 10.5) owing hereunder to such Lender as at such effective date for such assignment.
     SECTION 2.17.    Change in Legality.
          (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:
     (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for LIBOR Competitive Loans and the Borrower shall otherwise be prohibited from requesting LIBOR Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and
     (ii) require that all outstanding LIBOR Loans (in Dollars) made by it be converted to ABR Loans (or to Canadian ABR Loans, in the case of the Canadian Revolving Lender) in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans or Canadian ABR Loans, as the case may be, as of the effective date of such notice as provided in Section 2.17(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loan resulting from the conversion of such LIBOR Loans.
          (b) For purposes of this Section 2.17, a notice to the Borrower by any Lender pursuant to Section 2.17(a) shall be effective on the date of receipt thereof by the Borrower.

     SECTION 2.18.    Reimbursement of Lenders.
          (a) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment (for any reason, including any refinancing) of any LIBOR or Fixed Rate Loan if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower or any Subsidiary Borrower delivers a notice of borrowing under Section 2.5 in respect of LIBOR Revolving Credit Loans or a Competitive Bid Accept/Reject Letter under Section 2.4(d), pursuant to which it has accepted Competitive Bids of one or more of the Lenders, the applicable Loan is not made on the first day of the Interest Period specified by the Borrower or the applicable Subsidiary Borrower for any reason other than (I) a suspension or limitation under Section 2.17 of the right of the Borrower or any Subsidiary Borrower to select a LIBOR Loan or (II) a breach by such Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such failure to borrow to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount of the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such payment to the last day of the then current Interest Period for such Loan, over (B) an amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty (30) days after its receipt of the same.
          (b) In the event the Borrower or any Subsidiary Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.14(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.
     SECTION 2.19.    Pro Rata Treatment.
          Except as permitted under Sections 2.15, 2.16(c), 2.16(f), 2.17, 2.18 and 4.1(g), each Borrowing under the Revolving Commitments and each reduction of the Total Revolving Commitment shall be allocated pro rata among the Lenders in accordance with their respective Revolving Commitments (or, if such Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amount of their Revolving Credit Loans) and each payment or prepayment of principal of any Borrowing and each payment of interest on the Revolving Credit Loans shall be allocated pro rata in accordance with the respective principal amount of the Revolving Credit Loans then held by the Lenders. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any

Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Revolving Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Revolving Commitments of the Lenders (including those Lenders that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Revolving Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing under the Revolving Commitments to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole Dollar amount.
     SECTION 2.20.    Right of Setoff.
          If any Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, the Borrower or any Subsidiary Borrower (limited, in the case of any Subsidiary Borrower, to the extent of the Obligations owed by such Subsidiary Borrower under this Agreement), against any of and all the Obligations now or hereafter existing under this Agreement and the Loans and participations in Letters of Credit held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.20 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have and are subject to the provisions of Section 8.2.
     SECTION 2.21.    Manner of Payments.
          All payments by the Borrower or any Subsidiary Borrower hereunder shall be made in immediately available funds, without setoffs, deductions or counterclaims, at the Funding Office no later than 4:30 p.m., Local Time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type. All interest and principal payments in respect of any Loan shall be made in the Currency in which such Loan is denominated. All other payments shall be made in Dollars.
     SECTION 2.22.    Withholding Taxes.
          (a) Prior to the date of the initial Loans hereunder, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a change in Applicable Law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender organized under the laws of a jurisdiction outside the United States (other than the Canadian Revolving Lender) shall, to the extent it may lawfully do so, provide, if applicable, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by a Governmental Authority certifying such Lender’s exemption, if any, from, or entitlement to a reduced rate, if any, of, withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder.

          (b) The Borrower, any applicable Subsidiary Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments hereunder, if and to the extent that the Borrower, any applicable Subsidiary Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by Applicable Law, including, without limitation, any applicable treaty. In the event the Borrower, any applicable Subsidiary Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower, any applicable Subsidiary Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Lenders from whom the taxes were deducted or withheld; and (iii) shall forward to such Lenders any receipt for such payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to (A) United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, in the case of extensions of credit made under the Revolving Commitments or (B) Canadian withholding tax, in the case of extensions of credit made under the Canadian Revolving Commitment, the Borrower, any applicable Subsidiary Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.
          (c) Each Lender agrees (i) that as between it and the Borrower, any Subsidiary Borrower or the Administrative Agent, it shall be the Person to deduct and withhold taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower, any applicable Subsidiary Borrower and the Administrative Agent and any of their officers, directors, agents, or employees against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (c).
          (d) Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.22, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.22.
          (e) In the event that any (a) withholding taxes imposed by any jurisdiction outside the United States shall become payable for any reason (other than an assignment of any portion of the Canadian Revolving Commitment or Canadian Revolving Loans by the Canadian Lenders to any Person who is not an Eligible Canadian Revolving Lender) or (b) United States withholding taxes shall become payable as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date (as defined below), in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent (i) the sum payable by the Borrower or any Subsidiary Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.22) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, any Subsidiary Borrower, the Lender or the Administrative Agent (as the case may be) shall make such deductions and (iii) the Borrower, any applicable Subsidiary Borrower, the Lender or the Administrative Agent (as the case may be) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. For purposes of this Section 2.22, the term “Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender as of the date hereof, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.
     SECTION 2.23.    Certain Pricing Adjustments.
          The Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage in effect from time to time shall be determined in accordance with the following table:

S&P/Moody’s/Fitch
Rating Equivalent
of the Borrower's		Applicable	Applicable	Utilization Fee
senior unsecured	Facility Fee	LIBOR Spread	FFR Spread	Percentage
long-term debt	(in Basis Points)	(in Basis Points)	(in Basis Points)	(in Basis Points)
A/A2/A or better	7.0	18.0	18.0	10.0
A-/A3/A-	8.0	22.0	22.0	10.0
BBB+/Baa1/BBB+	10.0	30.0	30.0	10.0
BBB/Baa2/BBB	12.0	38.0	38.0	10.0
BBB-/Baa3/BBB-	15.0	47.5	47.5	12.5
BB+/Ba1/BB+ or worse	17.5	70.0	70.0	12.5
          In the event the S&P, Moody’s and Fitch ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the second highest rating among S&P, Moody’s and Fitch will determine Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage. In the event that (a) the Borrower’s senior non-credit enhanced unsecured long-term debt is rated by (i) Fitch and only one of S&P or Moody’s, or (ii) only one of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations), and not by Fitch, or (b) if the rating system of any of S&P, Moody’s or Fitch shall change, then an amendment shall be negotiated in good faith (and shall be effective only upon approval by the Borrower and the Supermajority Lenders) to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior non-credit enhanced unsecured long-term debt is (i) not rated by any of S&P, Moody’s or Fitch or (ii) rated only by Fitch, then the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage shall be deemed to be calculated as if the lowest rating category set forth above applied. Any increase in the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread or the Utilization Fee Percentage determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior non-credit enhanced unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior non-credit enhanced unsecured long-term debt. Any decrease in the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread or the Utilization Fee Percentage shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.
     SECTION 2.24.    Revolving Letters of Credit.
          (a) (i) Upon the terms and subject to the conditions hereof, each Revolving Issuing Lender agrees to issue Revolving Letters of Credit payable in Dollars from time to time after the Closing Date and prior to the earlier of the Termination Date and the termination of the Revolving Commitments, upon the request of the Borrower or any Subsidiary Borrower (other than the Canadian Subsidiary Borrower), provided that (A) the Borrower or applicable Subsidiary Borrower shall not request that any Revolving Letter of Credit be issued if, after giving effect thereto, the sum of the then current Revolving L/C Exposure plus the aggregate principal Dollar Equivalent Amount of the Loans then outstanding (other than Canadian Revolving Loans) would exceed the Total Revolving Commitment, (B) in no event shall any Revolving Issuing Lender issue (x) any Revolving Letter of Credit having an expiration date later than five Business Days before the Termination Date or (y) any Revolving Letter of Credit having an expiration date more than one year after its date of issuance, provided, further, that any Revolving Letter of Credit with a 365-day duration may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above), (C) neither the Borrower, nor any Subsidiary Borrower shall request that a Revolving Issuing Lender issue any Revolving Letter of Credit if, after giving effect to such issuance, the Revolving L/C Exposure would exceed $200,000,000, and (D) a Revolving Issuing Lender shall be prohibited from issuing or renewing Revolving Letters of Credit hereunder upon the occurrence and during the continuance of a Default or an Event of Default.
     (ii) Immediately upon the issuance of each Revolving Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the applicable Revolving Issuing Lender, a participation in such Revolving Letter of Credit in accordance with the percentage which its Revolving Commitment represents of the Total Revolving Commitment.
     (iii) Each Revolving Letter of Credit may, at the option of the applicable Revolving Issuing Lender, provide that such Revolving Issuing Lender may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Revolving Credit Loans, provided that, if payment is not then due to such beneficiary, such Revolving Issuing Lender shall deposit the funds in question in an account with such Revolving Issuing Lender to secure payment to such beneficiary and any funds so deposited shall be paid to such beneficiary of such Revolving Letter of Credit if conditions to such payment are satisfied or returned to the Administrative Agent for distribution to the Revolving Lenders (or, if all Obligations shall have been paid in full in cash, to the Borrower or the applicable Subsidiary Borrower) if no payment to such beneficiary has been made and the final date available for drawings under such Revolving Letter of Credit has passed. Each payment or deposit of funds by a Revolving Issuing Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by such Revolving Issuing Lender under the related Revolving Letter of Credit.
             (b) Whenever the Borrower or any Subsidiary Borrower desires the issuance of a Revolving Letter of Credit, it shall deliver to the Administrative Agent and the applicable Revolving Issuing Lender a written notice no later than 1:00 p.m. (New York City time) at least five Business Days prior to the proposed date of issuance provided, however, that the Borrower or such Subsidiary Borrower and the Administrative Agent and such Revolving Issuing Lender may agree to a shorter time period.

That notice shall specify (i) the Revolving Issuing Lender for such Revolving Letter of Credit, (ii) the proposed date of issuance (which shall be a Business Day), (iii) the face amount of such Revolving Letter of Credit, (iv) the expiration date of such Revolving Letter of Credit and (v) the name and address of the beneficiary. Such notice shall be accompanied by a brief description of the underlying transaction and upon the request of the applicable Revolving Issuing Lender, the Borrower or the applicable Subsidiary Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Revolving Letter of Credit, the Borrower or the applicable Subsidiary Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Revolving Letter of Credit which, if presented by such beneficiary prior to the expiration date of such Revolving Letter of Credit, would require the applicable Revolving Issuing Lender to make payment under such Revolving Letter of Credit; provided that the applicable Revolving Issuing Lender, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance of any Revolving Letter of Credit, the applicable Revolving Issuing Lender shall notify the Administrative Agent of the issuance of such Revolving Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the issuance and the amount of each such Lender’s respective participation therein.
          (c) The payment of drafts under any Revolving Letter of Credit shall be made in accordance with the terms of such Revolving Letter of Credit and, in that connection, any Revolving Issuing Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Revolving Letter of Credit in accordance with the terms of such Revolving Letter of Credit and believed by such Revolving Issuing Lender in good faith, and in the absence of gross negligence or willful misconduct, to be genuine. No Revolving Issuing Lender shall have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices, and in the absence of gross negligence or willful misconduct, that the documents which are required to be presented before payment or acceptance of a draft under any Revolving Letter of Credit have been delivered and that they comply on their face with the requirements of that Revolving Letter of Credit. The obligations of the Borrower and any Subsidiary Borrower under this Section 2.24 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary Borrower may have or have had against any Revolving Issuing Lender, any beneficiary of a Revolving Letter of Credit or any other Person.
          (d) If any Revolving Issuing Lender shall make payment on any draft presented under a Revolving Letter of Credit, such Revolving Issuing Lender shall give notice of such payment to the Administrative Agent and the Revolving Lenders and each Revolving Lender hereby authorizes and requests such Revolving Issuing Lender to advance for its account pursuant to the terms hereof its share of such payment based upon its participation in such Revolving Letter of Credit and agrees promptly to reimburse such Revolving Issuing Lender in immediately available funds for the Dollar amount so advanced on its behalf. If such reimbursement is not made by any Revolving Lender in immediately available funds on the same day on which such Revolving Issuing Lender shall have made payment on any such draft, such Lender shall pay interest thereon to such Revolving Issuing Lender at a rate per annum equal to the Revolving Issuing Lender’s cost of obtaining overnight funds in the New York Federal Funds Market.
          (e) In the case of any draft presented under a Revolving Letter of Credit which is required to be paid at any time on or before the Termination Date and provided that the conditions specified in Section 4.2 are then satisfied, such payment shall constitute an ABR Loan hereunder, and interest shall accrue from the date the applicable Revolving Issuing Lender makes payment of a draft under the Revolving Letter of Credit. If any draft is presented under a Revolving Letter of Credit and (i) the conditions specified in Section 4.2 are not satisfied or (ii) if the Revolving Commitments have been terminated, then the Borrower or the applicable Subsidiary Borrower will, upon demand by the Administrative Agent, pay to the applicable Revolving Issuing Lender, in immediately available funds, the full amount of such draft.
          (f) (i) The Borrower agrees to pay the following amount to each Revolving Issuing Lender with respect to Revolving Letters of Credit issued by it hereunder:
     (A) with respect to drawings made under any Revolving Letter of Credit, interest, payable on demand, on the amount paid by such Revolving Issuing Lender in respect of each such drawing from the date of the drawing to, but excluding, the date such amount is reimbursed by the Borrower at a rate which is at all times equal to 2% per annum in excess of the Alternate Base Rate; provided that no such default interest shall be payable if such reimbursement is made from the proceeds of Revolving Credit Loans pursuant to Section 2.24(e);
     (B) with respect to the issuance, amendment or transfer of each Revolving Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Revolving Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and
     (C) a fronting fee computed at the rate agreed to by the Borrower and the applicable Revolving Issuing Lender, on the daily average face amount of each outstanding Revolving Letter of Credit issued by such Revolving Issuing Lender, such fee to be due and payable in arrears on and through the last day of each fiscal quarter of the Borrower, on the Termination Date and on the expiration of the last outstanding Revolving Letter of Credit.
     (ii) The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender in respect of all Revolving Letters of Credit outstanding, such Lender’s pro rata share of a commission on the maximum amount available from time to time to be drawn under such outstanding Revolving Letters of Credit calculated at a rate per annum equal to the applicable LIBOR Spread from time to time in effect hereunder. Such commission shall be payable in arrears on and through the last day of each fiscal quarter of the Borrower and on the later of the Termination Date and the expiration of the last outstanding Revolving Letter of Credit.
     (iii) Promptly upon receipt by any Revolving Issuing Lender or the Administrative Agent (as applicable) of any amount described in clause (i)(A) or (ii) of this Section 2.24(f), or any amount described in Section 2.24(e) previously reimbursed to the applicable Revolving Issuing Lender by the Revolving Lenders, such Revolving Issuing Lender or the Administrative Agent (as applicable) shall distribute to each Revolving Lender its pro rata share of such amount. Amounts payable under clauses (i)(B) and (i)(C) of this Section 2.24(f) shall be paid directly to the Revolving Issuing Lender and shall be for its exclusive use.
             (g) If by reason of (i) any change after the date hereof in Applicable Law, or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof, or (ii) compliance by any Revolving Issuing Lender or any Revolving Lender with any direction, request or requirement (whether or not having the force of law) issued after the date hereof by any

Governmental Authority or monetary authority (including any change whether or not proposed or published prior to the date hereof), including, without limitation, Regulation D of the Board:
     (A) any Revolving Issuing Lender or any Revolving Lender shall be subject to any tax, levy, charge or withholding of any nature (other than withholding tax imposed by the United States or any political subdivision or taxing authority thereof or therein or any other tax, levy, charge or withholding (i) that is measured with respect to the overall net income of such Revolving Issuing Lender or such Lender (or is imposed in lieu of a tax on net income) or of a Lending Office of such Revolving Issuing Lender or such Lender, and that is imposed by the United States, or by the jurisdiction in which such Revolving Issuing Lender or such Lender is incorporated, or in which such Lending Office is located, managed or controlled or in which such Revolving Issuing Lender or such Lender has its principal office (or any political subdivision or taxing authority thereof or therein) or (ii) that is imposed solely by reason of such Revolving Issuing Lender or such Lender failing to make a declaration of, or otherwise to establish, non-residence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where such Revolving Issuing Lender or such Lender may properly make the declaration or claim or so establish non-residence or otherwise comply) or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.24, whether directly or by such being imposed on or suffered by any Revolving Issuing Lender or any Lender;
     (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Revolving Letter of Credit issued by any Revolving Issuing Lender or participations therein purchased by any Revolving Lender; or
     (C) there shall be imposed on any Revolving Issuing Lender or any Revolving Lender any other condition regarding this Section 2.24, any Revolving Letter of Credit or any participation therein;
and the result of the foregoing is directly or indirectly to increase the cost to any Revolving Issuing Lender or any Revolving Lender of issuing, making or maintaining any Revolving Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by any Revolving Issuing Lender or any Revolving Lender, then and in any such case such Revolving Issuing Lender or such Lender may, at any time, notify the Borrower, and the Borrower or the applicable Subsidiary Borrower shall pay on demand such amounts as such Revolving Issuing Lender or such Lender may specify to be necessary to compensate such Revolving Issuing Lender or such Lender for such additional cost or reduced receipt. The determination by any Revolving Issuing Lender or any Revolving Lender, as the case may be, of any amount due pursuant to this Section 2.24 as set forth in a certificate setting forth the calculation thereof in reasonable detail shall, in the absence of manifest error, be final, conclusive and binding on all of the parties hereto.
          (h) If at any time when an Event of Default shall have occurred and be continuing, any Revolving Letters of Credit shall remain outstanding, then either the applicable Revolving Issuing Lender(s) or the Required Lenders may, at their option, require the Borrower or any applicable Subsidiary Borrower to deposit cash or Cash Equivalents in a Cash Collateral Account in an amount equal to the full amount of the Revolving L/C Exposure or to furnish other security acceptable to the Administrative Agent and the applicable Revolving Issuing Lender(s). Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Revolving Issuing Lender(s) for the amount of any drawings honored under Revolving Letters of Credit issued by it; provided, however, that if prior to the Termination Date, no Event of Default is then continuing, the Administrative Agent shall return all of such collateral relating to such deposit to the Borrower or such Subsidiary Borrower if requested by it.
          (i) If, at any time, the Revolving L/C Exposure exceeds the Total Revolving Commitment, then the Required Lenders may, at their option, require the Borrower or any applicable Subsidiary Borrower to deposit cash or Cash Equivalents in a Cash Collateral Account in an amount sufficient to eliminate such excess or to furnish other security for such excess acceptable to the Administrative Agent and the Revolving Issuing Lender(s). Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Revolving Issuing Lender(s) for the amount of any drawings honored under Revolving Letters of Credit and to repay all funded participations therein of Revolving Lenders; provided that if subsequent to any such deposit such excess is reduced to an amount less than the portion of such deposited amounts and no Default or Event of Default is then continuing, the Borrower or such Subsidiary Borrower shall be entitled to receive such excess collateral if requested by it.
          (j) Upon the request of the Administrative Agent, each Revolving Issuing Lender shall furnish to the Administrative Agent copies of any Revolving Letter of Credit issued by such Revolving Issuing Lender and such related documentation as may be reasonably requested by the Administrative Agent.
          (k) Upon the Closing Date, all Existing Revolving Letters of Credit shall be deemed to have ceased to be outstanding under the Existing Revolving Credit Agreement and shall be deemed instead to have been issued under this Agreement on the Closing Date and to be outstanding under this Agreement; provided, however, that the foregoing shall not relieve the Borrower of any liability it may have under or in respect of the Existing Revolving Letters of Credit or modify or impair any rights of any other person under or in respect of the Existing Revolving Letters of Credit.
          (l) The Borrower represents and warrants to the Administrative Agent, the Revolving Issuing Lender(s) and the Lenders that Schedule 2.24(l) to this Agreement sets forth a true and complete listing of all Existing Revolving Letters of Credit.
          Notwithstanding the termination of the Commitments and the payment of the Loans, the obligations of the Borrower under this Section 2.24 shall remain in full force and effect until the Administrative Agent, each Revolving Issuing Lender and the Revolving Lenders shall have been irrevocably released from their obligations with regard to any and all Revolving Letters of Credit.
     SECTION 2.25.    Canadian Letters of Credit.
          (a) (i) Upon the terms and subject to the conditions hereof, the Canadian Revolving Lender agrees to issue Canadian Letters of Credit payable in Canadian Dollars or Dollars from time to time after the Closing Date and prior to the earlier of the Termination Date and the termination of the Canadian Revolving Commitment, upon the request of the Canadian Subsidiary Borrower, provided that (A) the Canadian Subsidiary Borrower shall not request that any Canadian Letter of Credit be issued if, after giving effect thereto, the sum of the then current Canadian L/C Exposure plus the aggregate principal Dollar Equivalent Amount of the Canadian Revolving Loans then outstanding would exceed the Canadian Revolving Commitment, (B) in no event shall the Canadian Revolving Lender issue (x) any

Canadian Letter of Credit having an expiration date later than five Business Days before the Termination Date or (y) any Canadian Letter of Credit having an expiration date more than one year after its date of issuance, provided, further, that any Canadian Letter of Credit with a 365-day duration may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above), and (C) the Canadian Revolving Lender shall be prohibited from issuing or renewing Canadian Letters of Credit hereunder upon the occurrence and during the continuance of a Default or an Event of Default.
     (ii) Each Canadian Letter of Credit may, at the option of the Canadian Revolving Lender, provide that the Canadian Revolving Lender may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Canadian Revolving Loans, provided that, if payment is not then due to such beneficiary, the Canadian Revolving Lender shall deposit the funds in question in an account with the Canadian Revolving Lender to secure payment to such beneficiary and any funds so deposited shall be paid to such beneficiary of such Canadian Letter of Credit if conditions to such payment are satisfied (or, if all Obligations shall have been paid in full in cash, to the Canadian Subsidiary Borrower) if no payment to such beneficiary has been made and the final date available for drawings under such Canadian Letter of Credit has passed. Each payment or deposit of funds by the Canadian Revolving Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Canadian Revolving Lender under the related Canadian Letter of Credit.
             (b) Whenever the Canadian Subsidiary Borrower desires the issuance of a Canadian Letter of Credit, it shall deliver to the Canadian Revolving Lender and the Administrative Agent a written notice no later than 1:00 p.m. (Toronto time) at least five Business Days prior to the proposed date of issuance provided, however, that the Canadian Subsidiary Borrower and the Canadian Revolving Lender may agree to a shorter time period. That notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of such Canadian Letter of Credit, (iii) the expiration date of such Canadian Letter of Credit and (iv) the name and address of the beneficiary. Such notice shall be accompanied by a brief description of the underlying transaction and upon the request of the Canadian Revolving Lender, the Canadian Subsidiary Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Canadian Letter of Credit, the Canadian Subsidiary Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Canadian Letter of Credit which, if presented by such beneficiary prior to the expiration date of such Canadian Letter of Credit, would require the Canadian Revolving Lender to make payment under such Canadian Letter of Credit; provided that the Canadian Revolving Lender, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance of any Canadian Letter of Credit, the Canadian Revolving Lender shall notify the Administrative Agent of the issuance of such Canadian Letter of Credit.
             (c) The payment of drafts under any Canadian Letter of Credit shall be made in accordance with the terms of such Canadian Letter of Credit and, in that connection, the Canadian Revolving Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Canadian Letter of Credit in accordance with the terms of such Canadian Letter of Credit and believed by the Canadian Revolving Lender in good faith, and in the absence of gross negligence or willful misconduct, to be genuine. The Canadian Revolving Lender shall have no duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices, and in the absence of gross negligence or willful misconduct, that the documents which are required to be presented before payment or acceptance of a draft under any Canadian Letter of Credit have been delivered and that they comply on their face with the requirements of that Canadian Letter of Credit. The obligations of the Canadian Subsidiary Borrower under this Section 2.25 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Canadian Subsidiary Borrower may have or have had against the Canadian Revolving Lender, any beneficiary of a Canadian Letter of Credit or any other Person.
          (d) If the Canadian Revolving Lender shall make payment on any draft presented under a Canadian Letter of Credit, the Canadian Revolving Lender shall give notice of such payment to the Administrative Agent.
          (e) In the case of any draft presented under a Canadian Letter of Credit which is required to be paid at any time on or before the Termination Date and provided that the conditions specified in Section 4.2 are then satisfied, such payment shall constitute a Canadian Prime Rate Loan or Canadian ABR Loan hereunder, and interest shall accrue from the date the Canadian Revolving Lender makes payment of a draft under the Canadian Letter of Credit. If any draft is presented under a Canadian Letter of Credit and (i) the conditions specified in Section 4.2 are not satisfied or (ii) if the Revolving Commitments have been terminated, then the Canadian Subsidiary Borrower will, upon demand by the Canadian Revolving Lender, pay to it, in immediately available funds, the full amount of such draft.
          (f) (i) The Canadian Subsidiary Borrower agrees to pay the following amount to the Canadian Revolving Lender with respect to Canadian Letters of Credit issued by it hereunder:
     (A) with respect to drawings made under any Canadian Letter of Credit, interest, payable on demand, on the amount paid by the Canadian Revolving Lender in respect of each such drawing from the date of the drawing to, but excluding, the date such amount is reimbursed by the Borrower at a rate which is at all times equal to 2% per annum in excess of the Canadian Prime Rate or Canadian Alternate Base Rate, as applicable; provided that no such default interest shall be payable if such reimbursement is made from the proceeds of Canadian Revolving Loans pursuant to Section 2.25(e);
     (B) with respect to the issuance, amendment or transfer of each Canadian Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Canadian Revolving Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and
     (C) a fronting fee computed at the rate agreed to by the Borrower and the Canadian Revolving Lender, on the daily average face amount of each outstanding Canadian Letter of Credit issued by the Canadian Revolving Lender, such fee to be due and payable in arrears on and through the last day of each fiscal quarter of the Borrower, on the Termination Date and on the expiration of the last outstanding Canadian Letter of Credit.
     (ii) The Canadian Subsidiary Borrower agrees to pay to the Canadian Revolving Lender in respect of all Canadian Letters of Credit outstanding, a commission on the maximum amount available from time to time to be drawn under such outstanding Canadian Letters of Credit calculated at a rate per annum equal to the applicable LIBOR Spread from time to time in effect hereunder on each Canadian Letter of Credit. Such commission shall be payable in arrears on and through the last day of each fiscal quarter of the Borrower and on the later of the Termination Date and the expiration of the last outstanding Canadian Letter of Credit.
          (g) If by reason of (i) any change after the date hereof in Applicable Law, or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof, or (ii) compliance by the Canadian Revolving Lender with any direction, request or requirement (whether or not having the force of law) issued after the date hereof by any Governmental Authority or monetary authority (including any change whether or not proposed or published prior to the date hereof):
     (A) the Canadian Revolving Lender shall be subject to any tax, levy, charge or withholding of any nature (other than withholding tax imposed by Canada or any political subdivision or taxing authority thereof or therein or any other tax, levy, charge or withholding (i) that is measured with respect to the overall net income of the Canadian Revolving Lender (or is imposed in lieu of a tax on net income) or of a Lending Office of the Canadian Revolving Lender, and that is imposed by the jurisdiction in which the Canadian Revolving Lender is incorporated, or in which such Lending Office is located, managed or controlled or in which the Canadian Revolving Lender has its principal office (or any political subdivision or taxing authority thereof or therein) or (ii) that is imposed solely by reason of the Canadian Revolving Lender failing to make a declaration of, or otherwise to establish, non-residence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where the Canadian Revolving Lender may properly make the declaration or claim or so establish non-residence or otherwise comply) or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.25, whether directly or by such being imposed on or suffered by the Canadian Revolving Lender;
     (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Canadian Letter of Credit issued by the Canadian Revolving Lender; or
     (C) there shall be imposed on the Canadian Revolving Lender any other condition regarding this Section 2.25, any Canadian Letter of Credit or any participation therein;
and the result of the foregoing is directly or indirectly to increase the cost to any Canadian Revolving Lender of issuing, making or maintaining any Canadian Letter of Credit, or to reduce the amount receivable in respect thereof by the Canadian Revolving Lender, then and in any such case the Canadian Revolving Lender may, at any time, notify the Canadian Subsidiary Borrower, and the Canadian Subsidiary Borrower shall pay on demand such amounts as the Canadian Revolving Lender may specify to be necessary to compensate the Canadian Revolving Lender for such additional cost or reduced receipt. The determination by the Canadian Revolving Lender of any amount due pursuant to this Section 2.25 as set forth in a certificate setting forth the calculation thereof in reasonable detail shall, in the absence of manifest error, be final, conclusive and binding on all of the parties hereto.

          (h) If at any time when an Event of Default shall have occurred and be continuing, any Canadian Letters of Credit shall remain outstanding, then the Canadian Revolving Lender may, at its sole option, require the Canadian Subsidiary Borrower to deposit cash or Cash Equivalents in a Canadian Cash Collateral Account in an amount equal to the full amount of the Canadian L/C Exposure or to furnish other security acceptable to the Canadian Revolving Lender. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Canadian Revolving Lender for the amount of any drawings honored under Canadian Letters of Credit issued by it; provided, however, that if prior to the Termination Date, no Event of Default is then continuing, the Canadian Revolving Lender shall return all of such collateral relating to such deposit to the Canadian Subsidiary Borrower if requested by it.
          (i) If, at any time, the Dollar Equivalent Amount of the Canadian L/C Exposure exceeds the Canadian Revolving Commitment, then the Canadian Revolving Lender may, at its option, require the Canadian Subsidiary Borrower to deposit cash or Cash Equivalents in a Canadian Cash Collateral Account in an amount sufficient to eliminate such excess or to furnish other security for such excess acceptable to the Canadian Revolving Lender. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Canadian Revolving Lender for the amount of any drawings honored under Canadian Letters of Credit; provided that if subsequent to any such deposit such excess is reduced to an amount less than the portion of such deposited amounts and no Default or Event of Default is then continuing, the Canadian Subsidiary Borrower shall be entitled to receive such excess collateral if requested by it.
          (j) Upon the request of the Administrative Agent, the Canadian Revolving Lender shall furnish to the Administrative Agent copies of any Canadian Letter of Credit issued by the Canadian Revolving Lender and such related documentation as may be reasonably requested by the Administrative Agent.
          (k) Upon the Closing Date, all Existing Canadian Letters of Credit shall be deemed to have ceased to be outstanding under the Existing Canadian Credit Agreement and shall be deemed instead to have been issued under this Agreement on the Closing Date and to be outstanding under this Agreement; provided, however, that the foregoing shall not relieve the Canadian Subsidiary Borrower of any liability it may have under or in respect of the Existing Canadian Letters of Credit or modify or impair any rights of any other person under or in respect of the Existing Canadian Letters of Credit.
          (l) The Borrower represents and warrants to the Administrative Agent and the Canadian Revolving Lender that Schedule 2.25(l) to this Agreement sets forth a true and complete listing of all Existing Canadian Letters of Credit.
          Notwithstanding the termination of the Commitments and the payment of the Loans, the obligations of the Borrower under this Section 2.25 shall remain in full force and effect until the Canadian Revolving Lender shall have been irrevocably released from its obligations with regard to any and all Canadian Letters of Credit.
          SECTION 2.26.    Canadian Bankers’ Acceptances.
          (a) Subject to the terms and conditions of this Agreement, the Canadian Subsidiary Borrower may present drafts for acceptance and purchase as Canadian B/As by the Canadian Revolving Lender.
          (b) No Contract Period with respect to a Canadian B/A shall extend beyond the Termination Date.

          (c) To facilitate extensions of credit under the Canadian Revolving Commitment by way of Canadian B/As, the Canadian Subsidiary Borrower hereby appoints the Canadian Revolving Lender as its attorney to sign and endorse on its behalf, in writing or by facsimile or mechanical signature as and when deemed necessary by the Canadian Revolving Lender, blank forms of Canadian B/As. In this respect, it is the Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank forms of Canadian B/As for acceptance under this Agreement. The Canadian Subsidiary Borrower recognizes and agrees that all Canadian B/As signed and/or endorsed on their behalf by the Canadian Revolving Lender shall bind the Canadian Subsidiary Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Subsidiary Borrower. The Canadian Revolving Lender is hereby authorized to issue such Canadian B/As endorsed in blank in such face amounts as may be determined by the Canadian Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Canadian B/As required to be accepted and purchased by the Canadian Revolving Lender. The Canadian Revolving Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Revolving Lender or its officers, employees, agents or representatives. The Canadian Revolving Lender shall maintain a record with respect to Canadian B/As (a) voided by it for any reason, (b) accepted and purchased by it hereunder and (c) cancelled at their respective maturities. The Canadian Revolving Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to the Canadian Revolving Lender. The Canadian Revolving Lender agrees to provide such records to the Canadian Subsidiary Borrower at the Canadian Subsidiary Borrower’s expense upon request. On request by or on behalf of the Canadian Subsidiary Borrower, the Canadian Revolving Lender shall cancel all forms of Canadian B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Subsidiary Borrower and which are held by the Canadian Revolving Lender and are not required to be issued in accordance with the Canadian Subsidiary Borrower’s irrevocable notice.
          (d) Drafts of the Canadian Subsidiary Borrower to be accepted as Canadian B/As hereunder shall be signed as set forth in this Section 2.26. Notwithstanding that any person whose signature appears on any Canadian B/A may no longer be an authorized signatory for the Canadian Revolving Lender or the Canadian Subsidiary Borrower at the date of issuance of a Canadian B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Canadian B/A so signed shall be binding on the Canadian Subsidiary Borrower.
          (e) Any refinancing by way of a Canadian B/As shall be made in accordance with Section 2.6 and Section 2.7.
          (f) Upon acceptance of a Canadian B/A by the Canadian Revolving Lender, the Canadian Revolving Lender shall purchase, or arrange the purchase of, such Canadian B/A from the Canadian Subsidiary Borrower at the Discount Rate applicable to such Canadian B/A and provide the Discount Proceeds to the Canadian Subsidiary Borrower. The Acceptance Fee payable by the Canadian Subsidiary Borrower to the Canadian Revolving Lender under Section 2.10 in respect of each Canadian B/A accepted by the Canadian Revolving Lender shall be set off against the Discount Proceeds payable by the Canadian Revolving Lender under this Section 2.26.
          (g) The Canadian Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Canadian B/As accepted and purchased by it.
          (h) The Canadian Subsidiary Borrower waives presentment for payment and any other defense to payment of any amounts due to the Canadian Revolving Lender in respect of a Canadian B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such

Canadian B/A being held, at the maturity thereof, by the Canadian Revolving Lender in its own right and the Canadian Subsidiary Borrower agrees not to claim any days of grace if the Canadian Revolving Lender as holder sues the Canadian Subsidiary Borrower on the Canadian B/A for payment of the amount payable by the Canadian Subsidiary Borrower thereunder. On the specified maturity date of a Canadian B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Subsidiary Borrower shall pay the Canadian Revolving Lender the full face amount of such Canadian B/A and after such payment, the Canadian Subsidiary Borrower shall have no further liability in respect of such Canadian B/A and the Canadian Revolving Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Canadian B/A.
          (i) If at any time when an Event of Default shall have occurred and be continuing, any Canadian B/As shall remain outstanding, then the Canadian Revolving Lender may, at its sole option, require the Canadian Subsidiary Borrower to deposit cash or Cash Equivalents in a Canadian Cash Collateral Account in an amount equal to the aggregate amount of the full face amount of all outstanding Canadian B/As; provided, however, that if prior to the Termination Date, no Event of Default is then continuing, the Canadian Revolving Lender shall return all of such collateral relating to such deposit to the Canadian Subsidiary Borrower if requested by it.
3. REPRESENTATIONS AND WARRANTIES OF BORROWER
          In order to induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and issuance of the Letters of Credit:
     SECTION 3.1.    Corporate Existence and Power.
          The Borrower and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow and obtain other extensions of credit hereunder.
     SECTION 3.2.    Corporate Authority and No Violation.
          The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings and making of other extensions of credit hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries, or any material Contractual Obligation of the Borrower or any of its Subsidiaries, (d) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, agreement, bond, note or instrument and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document.

     SECTION 3.3.    Governmental and Other Approval and Consents.
          No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance (including the borrowings and making of other extensions of credit hereunder) by the Borrower of this Agreement or the other Fundamental Documents.
     SECTION 3.4.    Financial Statements of Borrower.
          The (a) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and December 31, 2004, and (b) unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September, 30 2005, in each case, together with the related unaudited statements of income, shareholders’ equity and cash flows for the nine-month period then ended fairly present the financial position of the Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP subject to normal year-end adjustments in the case of such quarterly financial statements.
     SECTION 3.5.    No Material Adverse Change.
          Except for the Disclosed Matters, since December 31, 2004 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries taken as a whole; provided that the foregoing representation is made solely as of the Closing Date.
     SECTION 3.6.    Copyrights, Patents and Other Rights.
          Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.7.    Title to Properties.
          Each of the Borrower and its Material Subsidiaries will have at the Closing Date good title or valid leasehold interests to each of the properties and assets reflected on the balance sheets referred to in Section 3.4 (other than properties or assets owned by Bishop’s Gate Residential Mortgage Trust), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such properties and assets will be free and clear of Liens, except Permitted Encumbrances.
     SECTION 3.8.    Litigation.
          There are no lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a Material Adverse Effect.

     SECTION 3.9.    Federal Reserve Regulations.
          Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation T, U or X of the Board.
     SECTION 3.10.    Investment Company Act, Public Utility Company Act.
          The Borrower is not, and will not during the term of this Agreement be, (x) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (y) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act.
     SECTION 3.11.    Enforceability.
          This Agreement and the other Fundamental Documents when executed will constitute legal, valid and enforceable obligations (as applicable) of the Borrower and any Subsidiary Borrower (subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity).
     SECTION 3.12.    Taxes.
          The Borrower and each of its Subsidiaries have filed or caused to be filed all federal, provincial, state and local tax returns which are required to be filed, and have paid or have caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except (a) as permitted by Section 5.4 or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.13.    Compliance with ERISA.
          Each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it and the applicable laws, rules and regulations of any jurisdiction applicable to Plans. Neither the Borrower nor any of its Subsidiaries has, with respect to any Plan, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. No liability to the PBGC that is material to the Borrower and its Subsidiaries taken as a whole has been, or to the Borrower’s best knowledge is reasonably expected to be, incurred with respect to the Plans and there has been no Reportable Event and no other event or condition that presents a material risk of termination of a Plan by the PBGC. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of a material liability under Section 4069 of ERISA. As of the Closing Date, neither the Borrower nor any of its Subsidiaries contributes to a Multiemployer Plan, and has not incurred any liability that would be material to the Borrower and its Subsidiaries taken as a whole on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan.
     SECTION 3.14.    Disclosure.
     As of the Closing Date, neither this Agreement nor the Confidential Information Memorandum, at the time it was furnished, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading. The Confidential Information Memorandum contains certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Consolidated Subsidiaries will achieve the financial results reflected in such projections. At the Closing Date, there is no fact known to the Borrower which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.15.    Environmental Liabilities.
          Except with respect to any matters, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
4. CONDITIONS OF LENDING
     SECTION 4.1.    Conditions Precedent to Effectiveness.
          The effectiveness of this Agreement is subject to the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received this Agreement and each of the other Fundamental Documents, each executed and delivered by a duly authorized officer of the Borrower and the Canadian Subsidiary Borrower.
          (b) Corporate Documents for the Borrower and the Canadian Subsidiary Borrower. The Administrative Agent shall have received, with copies for each of the Lenders, a certificate of the Secretary or Assistant Secretary of the Borrower and the Canadian Subsidiary Borrower dated the date hereof and certifying (A) that attached thereto is a true and complete copy of its certificate of incorporation and by-laws as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by its Board of Directors authorizing the borrowings and other extensions of credit hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each of its officers executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another of its officers as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b)).
          (c) Financial Statements. The Lenders shall have received the (i) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of and for the fiscal years ended December 31, 2003 and December 31, 2004 (as modified and updated by the Disclosed Matters) and (ii) unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the nine-month period ended September 30, 2005.
          (d) Opinions of Counsel. The Administrative Agent shall have received the favorable written opinions, dated as of the date hereof and addressed to the Administrative Agent and the Lenders, of (i) internal counsel of PHH Corporation, (ii) Thacher, Proffitt & Wood LLP and Blake, Cassells & Graydon LLP, substantially in the form of Exhibits A-1, A-2 and A-3 hereto respectively.

          (e) Termination of Existing Revolving Credit Agreement. The commitments of the lenders under the Existing Revolving Credit Agreement shall have been terminated, no extensions of credit or interest thereon shall be outstanding or other amounts be due and owing thereunder, and there shall not be outstanding any Existing Revolving Letters of Credit except for those shown on Schedule 2.24(l) hereto.
          (f) Termination of Existing Canadian Credit Agreement. The commitments of the lenders under the Existing Canadian Credit Agreement shall have been terminated, no extensions of credit or interest thereon shall be outstanding or other amounts be due and owing thereunder, and there shall not be outstanding any Existing Canadian Letters of Credit except for those shown on Schedule 2.25(l) hereto.
          (g) No Material Adverse Change. The Administrative Agent shall be satisfied that, except for the Disclosed Matters, no material adverse change shall have occurred with respect to the business, assets, operations or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries, taken as a whole, since December 31, 2004.
          (h) Payment of Fees. The Administrative Agent shall be satisfied that all amounts payable to the Joint Lead Arrangers, the Administrative Agent and the other Lenders pursuant hereto or with regard to the transactions contemplated hereby have been or are simultaneously being paid.
          (i) Closing Date Payments. The Borrower and the Lenders shall have made such payments among themselves on the Closing Date as directed by the Administrative Agent with the result that, after giving effect thereto, the outstanding Revolving Credit Loans, if any, shall be held by the Lenders pro rata in accordance with their respective Commitments. The Borrower shall have paid to the Administrative Agent, for the account of the respective lenders under the Existing Revolving Credit Agreement, all unpaid fees and other amounts accrued under the Existing Revolving Credit Agreement to the Closing Date.
          (j) Litigation. No litigation shall be pending or, to the Borrower’s knowledge, threatened which would be likely to have a Material Adverse Effect, or which could reasonably be expected to materially adversely affect the ability of the Borrower to fulfill its obligations hereunder or to otherwise materially impair the interests of the Lenders.
          (k) Officer’s Certificate. The Administrative Agent shall have received a certificate of the chief executive officer or chief financial officer or chief accounting officer of the Borrower certifying, as of the Closing Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.
     SECTION 4.2.    Conditions Precedent to Each Loan and Letter of Credit. The obligation of the Lenders to make each Loan and of any Revolving Issuing Lender or the Canadian Revolving Lender to issue or amend a Letter of Credit, including the initial Loan hereunder, is subject to the following conditions precedent:
          (a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or Letter of Credit as required by Article 2 hereof.
          (b) Representations and Warranties. The representations and warranties set forth in Article 3 (other than those set forth in Section 3.5, which shall be deemed made only on the Closing Date) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of a Letter of Credit hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date; provided that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
          (c) No Event of Default. On the date of each Borrowing or the issuance or amendment of a Letter of Credit hereunder, the Borrower shall be in material compliance with all of the terms and provisions set forth herein to be observed or performed and no Event of Default or Default shall have occurred and be continuing on such date or after giving effect to the Borrowing to be made on such date; provided that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
          (d) Each Loan and Letter of Credit for a Subsidiary Borrower. The representations and warranties contained in Section 3.1, 3.2 and 3.3 as to any Subsidiary Borrower to which a Loan is to be made or for whose account a Letter of Credit is to be issued shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit hereunder; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
Each Borrowing or issuance or amendment of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance or amendment of a Letter of Credit as to the matters specified in paragraphs (b) and (c) of this Section.
5. AFFIRMATIVE COVENANTS
          For so long as the Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement or there shall be any outstanding L/C Exposure, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:
     SECTION 5.1.    Financial Statements, Reports, etc.
          Deliver to each Lender:
          (a) As soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, (i) either (A) consolidated statements of income (or operations) and consolidated statements of cash flows and changes in stockholders’ equity of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, or (B) the Form 10-K filed by the Borrower with the Securities and Exchange Commission and (ii) if not included in such Form 10-K, an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods;
          (b) As soon as is practicable, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, either (i) the Form 10-Q filed by the Borrower with the Securities and Exchange Commission or (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of such fiscal quarter, and the related unaudited statements of income and cash flows for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as of the end of the preceding fiscal year, and for the corresponding period in the preceding fiscal year, in each case, together with a certificate (substantially in the form of Exhibit C) signed by the chief financial officer, the chief accounting officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Borrower, all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure;
          (c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the chief financial officer, chief accounting officer or a vice president responsible for financial administration of the Borrower, substantially in the form of Exhibit C hereto (i) stating whether or not the signer has knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has knowledge and the nature thereof and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.6 and 6.7;
          (d) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of the occurrence of any Default or Event of Default, a certificate of the president, chief financial officer or chief accounting officer of the Borrower specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto; and
          (e) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, prompt notice thereof and such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters.
     SECTION 5.2. Corporate Existence; Compliance with Statutes.
          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by any Governmental Authority, and all state and provincial laws and regulations of similar import; provided that mergers, dissolutions and liquidations permitted under Section 6.3 shall be permitted.
     SECTION 5.3. Insurance.
          Maintain with good and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent as such insurance is usually carried by companies of established reputation and comparable size.
     SECTION 5.4. Taxes and Charges.

          Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).
     SECTION 5.5. ERISA Compliance and Reports.
          Furnish to the Administrative Agent (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933, as amended) of the Borrower knows that (i) any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any of its Subsidiaries of such Reportable Event with the PBGC or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan has been or is proposed to be terminated in a “distress termination” (as defined in Section 4041(c) of ERISA), proceedings have been instituted to terminate a Plan or a Multiemployer Plan, a proceeding has been instituted to collect a delinquent contribution to a Plan or a Multiemployer Plan, or either the Borrower or any of its Subsidiaries will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063 or 4064 of ERISA or the withdrawal or partial withdrawal from a Multiemployer Plan under Section 4201 or 4204 of ERISA, a statement of the chief financial officer of the Borrower, setting forth details as to such event and the action it proposes to take with respect thereto, (b) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (c) unless such event, individually or in the aggregate, could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries taken as a whole. The Administrative Agent shall provide any information delivered to it under this Section 5.5 to any Lender upon such Lender’s request.
     SECTION 5.6.  Maintenance of and Access to Books and Records; Examinations.
          Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.
     SECTION 5.7. Maintenance of Properties.
          Keep its properties which are material to its business in good repair, working order and condition consistent with companies of established reputation and comparable size.
6. NEGATIVE COVENANTS
          For so long as the Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement or there shall be any outstanding L/C Exposure, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:
     SECTION 6.1. Limitation on Material Subsidiary Indebtedness.
          Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary which principally transacts business in the United States, except:
          (a) Indebtedness in existence on the date hereof, or required to be incurred pursuant to a contractual obligation in existence on the date hereof, which in either case (to the extent not otherwise permitted by paragraphs (b)-(i) of this Section 6.1), is listed on Schedule 6.1 hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not more adverse to the Lenders;
          (b) purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 6.4(b);
          (c) Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;
          (d) Indebtedness of any Material Subsidiary of the Borrower issued and outstanding prior to the date on which such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) below, shall not exceed $150,000,000;
          (e) any renewal, extension or modification of Indebtedness under paragraph (d) above so long (i) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders and (ii) the principal amount of such Indebtedness is not increased;
          (f) other Indebtedness of any Material Subsidiary in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (d) and (e) above, does not exceed $150,000,000;
          (g) Indebtedness of Special Purpose Vehicle Subsidiaries incurred to finance investment in lease agreements and vehicles by such Subsidiaries, so long as the lender (and any other party) in respect of such Indebtedness has recourse, if any, solely to the assets of such Special Purpose Vehicle Subsidiary;
          (h) Indebtedness of any Asset Securitization Subsidiary incurred solely to finance asset securitization transactions as long as (i) such Indebtedness is unsecured or is secured solely as permitted by Section 6.4(n), and (ii) the lender (and any other party) in respect of such Indebtedness has recourse (other than customary limited recourse based on misrepresentations or failure of such assets to meet customary eligibility criteria), if any, solely to the assets securitized in the applicable asset securitization transaction and, if such Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary;
          (i) Indebtedness (other than Indebtedness of Asset Securitization Subsidiaries incurred to finance asset securitization transactions permitted by this Agreement) consisting of the obligation to repurchase mortgages and related assets or secured by mortgages and related assets in connection with other mortgage warehouse financing arrangements, if the aggregate principal amount of all such Indebtedness does not exceed $1,150,000,000;
          (j) Indebtedness incurred under the PHH Home Loans Credit Agreement, in an aggregate principal amount not to exceed $300,000,000; and
          (k) Indebtedness of any Subsidiary Borrower incurred under this Agreement.
     SECTION 6.2. Limitation on Transactions with Affiliates.
          Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or a wholly-owned Subsidiary of the Borrower) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
     SECTION 6.3. Consolidation, Merger, Sale of Assets.
          (a) Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity, (ii) in which the surviving entity becomes a Material Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation or (iii) in connection with a transaction permitted by Section 6.3(b); provided that immediately prior to and on a Pro Forma Basis after giving effect to such transaction no Default or Event of Default has occurred or is continuing.
          (b) Sell or otherwise dispose of (i) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole or (ii) all or substantially all of the assets of PHH Mortgage Corporation and its Subsidiaries, taken as a whole; provided that it is understood for purposes of clarity that this Section 6.3(b) shall not prohibit or limit in any respect transactions in the ordinary course of business of the Borrower or any of its Subsidiaries (including but not limited to asset securitization transactions or similar transactions entered into in the ordinary course of business).
     SECTION 6.4. Limitations on Liens.

          Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries which principally transact business in the United States, except:
          (a) deposits under worker’s compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);
          (b) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;
          (c) Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;
          (d) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings (i) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or (ii) in any event shall be promptly fully bonded or otherwise effectively stayed);
          (e) Liens created under any Fundamental Document as contemplated by this Agreement;
          (f) Liens securing Indebtedness of any Material Subsidiary to the Borrower;
          (g) Liens covering only the property or assets of any Special Purpose Vehicle Subsidiary and securing only such Indebtedness of such Special Purpose Vehicle Subsidiary as is permitted under Section 6.1(g) hereof;
          (h) other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Indebtedness and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;
          (i) to the extent not otherwise permitted by this Section 6.4, Liens existing on the Closing Date listed on Schedule 6.4 hereto and any extensions or renewals thereof;
          (j) Liens securing indebtedness in respect of one or more asset securitization transactions, which indebtedness is not reported on a consolidated balance sheet of the Borrower and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such indebtedness and the capital stock of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;
          (k) other Liens securing obligations having an aggregate principal amount not to exceed $150,000,000;
          (l) Liens securing Indebtedness permitted by Section 6.1(j);
          (m) Liens on cash of Atrium Insurance Corporation in connection with its reinsurance business;
          (n) Liens securing Indebtedness and related obligations of an Asset Securitization Subsidiary in respect of one or more asset securitization transactions, which Indebtedness is reported on a consolidated balance sheet of the Borrower and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such Indebtedness and, if an Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary; and
          (o) Liens on mortgages and related assets securing obligations to the extent such obligations are permitted by Section 6.1(i).
     SECTION 6.5. Sale and Leaseback.
          Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Subsidiaries acquires or leases back the right to use such property except that the Borrower or any of its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $100,000,000 in the aggregate on a cumulative basis, and except (a) the LEAF Trust Transaction; and (b) without limiting the foregoing clause (a), any sale-leaseback transaction entered into in connection with an asset securitization transaction the indebtedness or Indebtedness relating to which is permitted to be secured pursuant to Section 6.4(k) or 6.4(n).
     SECTION 6.6. Consolidated Net Worth.
          Permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.
     SECTION 6.7. Ratio of Indebtedness To Tangible Net Worth.
          Permit, at any time, the ratio of Indebtedness of the Borrower and its Subsidiaries to Tangible Net Worth to exceed 10.0 to 1.0.
     SECTION 6.8.    Accounting Practices.
          Establish a fiscal year ending on other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP.
     SECTION 6.9.    Restrictions Affecting Subsidiaries.

          Enter into, or suffer to exist, any Contractual Obligation with any Person, which prohibits or limits the ability of any Material Subsidiary (other than Special Purpose Vehicle Subsidiaries and Asset Securitization Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any other Subsidiary; provided, however, that this Section 6.9 shall not apply to (A) any tangible net worth requirements and/or restrictions applicable to PHH Home Loans, LLC, pursuant to the PHH Home Loans Credit Agreement or (B) any restrictions imposed by Applicable Law, including, without limitation, any Applicable Law restricting payment of dividends or other distributions by Atrium Insurance Corporation.
7. EVENTS OF DEFAULT
          In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
          (a) any representation or warranty made or deemed made by the Borrower or any Subsidiary Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or the Borrowings (or other extensions of credit) hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;
          (b) default shall be made in the payment of any principal of (or Letter of Credit reimbursement obligations) or interest on any Loan or of any fees or other amounts payable by the Borrower or any Subsidiary Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest, such default shall continue unremedied for five Business Days, and in the case of payments other than of any principal amount of or interest on any Loan, such default shall continue unremedied for five Business Days after receipt by the Borrower or any Subsidiary Borrower of an invoice therefor;
          (c) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(c) (with respect to notice of Default or Events of Default) or Article 6;
          (d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any other Fundamental Document and such default shall continue unremedied for thirty (30) days after the Borrower obtains knowledge of such occurrence;
          (e) (i) default in payment shall be made with respect to any Indebtedness or Interest Rate Protection Agreements of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness or Interest Rate Protection Agreements of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreements exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness or Interest Rate Protection Agreement; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness or Interest Rate Protection Agreement (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreement exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness or Interest Rate Protection Agreement that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Interest Rate Protection Agreement or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Subsidiaries and provided, further, that clauses (ii) and (iii) shall not apply to any Indebtedness or Interest Rate Protection Agreement of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness or Interest Rate Protection Agreement issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness or Interest Rate Protection Agreement which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries;
          (f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;
          (g) any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;
          (h) the occurrence of a Change in Control;
          (i) final judgment(s) for the payment of money in excess of $25,000,000 (or its equivalent thereof in any other currency) shall be rendered against the Borrower or any of its Subsidiaries which within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal; or
          (j) a Reportable Event relating to a failure to meet minimum funding standards or an inability to pay benefits when due shall have occurred with respect to any Plan under the control of the Borrower or any of its Subsidiaries and shall not have been remedied within 45 days after the occurrence of such Reportable Event, if the occurrence thereof could reasonably be expected to have a Material Adverse Effect;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or, if directed by the Required Lenders, shall take either or both of the following actions, at the same or different times: terminate forthwith the Commitments and/or declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding; provided that, in the case of a payment of principal (or Letter of Credit reimbursement obligations) default pursuant to paragraph (b), the Administrative Agent, unless it is directed to do so by the Required Lenders, will not take either or both of such actions for three Business Days. If an Event of Default specified in paragraph (f) or (g) above shall have occurred, the principal of and interest on the Loans and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding and the Commitments of the Lenders shall thereupon forthwith terminate.
8. THE ADMINISTRATIVE AGENT AND EACH REVOLVING ISSUING LENDER
     SECTION 8.1. Administration by Administrative Agent.
          The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees as provided for herein. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.
     SECTION 8.2.  Advances and Payments.
          (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the applicable Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market (or such other equivalent source of funds, as determined by the Administrative Agent, in respect of Loans denominated in a currency other than Dollars) for the period until such Lender makes such amount immediately available to the Administrative Agent. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate per annum equal to the interest rate applicable to such Loan) to the Administrative Agent.
          (b) Any amounts received by the Administrative Agent in connection with this Agreement or the Loans the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein, first, to pay accrued but unpaid Facility Fees and Utilization Fees, second, to pay accrued but unpaid interest on the Loans, third, to pay the principal balance outstanding on the Loans and fourth, to pay other amounts payable to the Administrative Agent and/or the Lenders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the applicable Lenders, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.
     SECTION 8.3. Sharing of Setoffs and Cash Collateral.
          Each of the Revolving Lenders agrees that if it shall, through the operation of Section 2.20, Section 2.24(h) or Section 2.24(i) or the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Revolving Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise (other than pursuant to Section 2.16(f)), obtain payment in respect of its Revolving Credit Loans or participations in Revolving Letters of Credit as a result of which the unpaid portion of its Revolving Credit Loans or Revolving L/C Exposure is proportionately less than the unpaid portion of any of the other Revolving Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Revolving Lenders a participation in the Revolving Credit Loans or Revolving L/C Exposure of such other Revolving Lenders, so that the aggregate unpaid principal amount of each of the Revolving Lenders’ Revolving Credit Loans and Revolving L/C Exposure and its participation in Revolving Credit Loans and Revolving L/C Exposure of the other Revolving Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans and Revolving L/C Exposure then outstanding as the principal amount of its Revolving Credit Loans and Revolving L/C Exposure prior to the obtaining of such payment was to the principal amount of all Revolving Credit Loans and Revolving L/C Exposure outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Revolving Lenders share such payment pro rata.
     SECTION 8.4. Notice to the Lenders.
          Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.
     SECTION 8.5.  Liability of the Administrative Agent and Each Revolving Issuing Lender.
          (a) The Administrative Agent or any Revolving Issuing Lender, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent, the Revolving Issuing Lenders nor their respective directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. Neither the Administrative Agent, the Revolving Issuing Lenders nor their respective directors, officers, agents, and employees shall in any event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent, the Administrative Agent nor any of its respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution (other than its own), validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation made by any other Person in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.
          (b) Neither the Administrative Agent, the Revolving Issuing Lenders, nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of their respective obligations under this Agreement or any related agreement or document or in connection herewith or therewith.
          (c) The Administrative Agent and the Revolving Issuing Lenders, in such capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.
     SECTION 8.6. Reimbursement and Indemnification.
          Each of the Lenders severally and not jointly agrees (i) to reimburse the Administrative Agent and the Joint Lead Arrangers, in the amount of its proportionate share, for any reasonable expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other reasonable expense incurred in connection with the administration or enforcement thereof not reimbursed by the Borrower or one of its Subsidiaries; and (ii) to indemnify and hold harmless the Administrative Agent and the Joint Lead Arrangers and any of their directors, officers, employees, or agents, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification).
     SECTION 8.7. Rights of Administrative Agent.
          It is understood and agreed that JPMorgan Chase Bank shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.

     SECTION 8.8. Independent Investigation by Lenders.
          Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans and participate in the Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that neither the Administrative Agent nor any Revolving Issuing Lender shall bear responsibility therefor.
     SECTION 8.9.  Notice of Transfer.
          The Administrative Agent and the Revolving Issuing Lenders may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans and Letter of Credit reimbursement rights for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.
     SECTION 8.10. Successor Administrative Agent.
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders, with the consent of the Borrower, which will not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which with the consent of the Borrower, which will not be unreasonably withheld, shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     SECTION 8.11.  Resignation of a Revolving Issuing Lender.
          Any Revolving Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, such Revolving Issuing Lender shall be discharged from any duties and obligations under this Agreement in its capacity as a Revolving Issuing Lender with regard to Revolving Letters of Credit not yet issued. After any retiring Revolving Issuing Lender’s resignation hereunder as a Revolving Issuing Lender, the provisions of this Agreement shall continue to inure to its benefit as to any outstanding Revolving Letters of Credit or otherwise with regard to outstanding Revolving L/C Exposure and any actions taken or omitted to be taken by it while it was a Revolving Issuing Lender under this Agreement.
     SECTION 8.12.  Syndication Agent and Co-Documentation Agents.
          The Syndication Agent and the Co-Documentation Agents shall not have any duties or responsibility hereunder in their capacity as such.

9. PARENT GUARANTY OF SUBSIDIARY BORROWER OBLIGATIONS
     SECTION 9.1.  Guaranty.
          (a) The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by any Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.
          (b) The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, any Revolving Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Parent Guaranty; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Revolving Issuing Lender (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Parent Guaranty shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.
          (c) No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.
          (d) The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Parent Guaranty for such purpose.
     SECTION 9.2.  No Subrogation.
          Notwithstanding any payment or payments made by the Borrower under this Parent Guaranty, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower under this Parent Guaranty, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     SECTION 9.3. Amendments, etc. with respect to the Obligations; Waiver of Rights.
          The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Parent Guaranty under this Article 9 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     SECTION 9.4. Parent Guaranty Absolute and Unconditional.
          The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Parent Guaranty or acceptance of the Parent Guaranty under this Article 9; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Parent Guaranty under this Article 9; and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Parent Guaranty under this Article 9. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Parent Guaranty under this Article 9 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of a Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the Parent Guaranty under this Article 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guaranty for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability under this Parent Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. The Parent Guaranty under this Article 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Parent Guaranty under this Article 9 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.
     SECTION 9.5.  Reinstatement.
          The Parent Guaranty under this Article 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
10. MISCELLANEOUS
     SECTION 10.1. Notices.
          (a) Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed, (i) if to the Administrative Agent or JPMorgan Chase Bank, N.A. to it at 1111 Fannin, 10th floor, Houston, Texas 77002 (Telephone: (713) 750-2885; Telecopy: (713) 750-2932), Attention: Leah Hughes, with a copy to Dakisha Allen, at 1111 Fannin, 10th floor, Houston, Texas 77002 (Telephone: (713) 750-3541; Telecopy: (713) 750-2932), (ii) if to the Canadian Revolving Lender, to it at Attention: John Hall, The Bank of Nova Scotia, WBO Loan Operations, 720 King Street West, 2nd floor, Toronto, Ontario M5V 2T3 (Telecopy: (416) 866-5991), with a copy to the Administrative Agent, (iii) if to the Borrower or any Subsidiary Borrower, to it at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, Attention: Assistant Treasurer, with a copy to the General Counsel, or (iv) if to a Lender, to it at its address set forth on Schedule 1.1A (or in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder), or such other address as such party may from time to time designate by giving written notice to the Borrower, the Administrative Agent and the Revolving Issuing Lender. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or when delivered to the telegraph company, charges prepaid, if by telegram, or when receipt is acknowledged, if by any telecopier or telegraphic communications equipment of the sender, in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked written direction from such party. Information required to be delivered hereunder may also be delivered by electronic communication pursuant to procedures approved by the Borrower and the Administrative Agent.
          (b) Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     SECTION 10.2. Survival of Agreement, Representations and Warranties, etc.
          All warranties, representations and covenants made by the Borrower or any Subsidiary Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans and the issuance of Letters of Credit herein contemplated regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower or any Subsidiary Borrower making any such statement hereunder.
     SECTION 10.3. Successors and Assigns; Syndications; Loan Sales; Participations.
          (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided that neither the Borrower, nor any Subsidiary Borrower may assign its respective rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower and any Subsidiary Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.
          (b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent, the Revolving Issuing Lenders (in respect of the Revolving Commitments), the Canadian Issuing Lender (in respect of the Canadian Revolving Commitment) and the Borrower, which consents shall not be unreasonably withheld or delayed) assign to one or more banks or other financial institutions either (i) all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the same portion of the Loans at the time owing to it and the interests in Letters of Credit held by it) (a “Ratable Assignment”) or (ii) all or a portion of its rights and obligations under and in respect of (A) its Commitments under this Agreement and the same portion of the Loans (other than Competitive Loans) at the time owing to it or (B) the Competitive Loans at the time owing to it (a “Non-Ratable Assignment”); provided that (1) each Non-Ratable Assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations in respect of the Loans and the Revolving Commitment (if applicable) which are the subject of such assignment, (2) each Ratable Assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (3) the amount of the Revolving Commitment or Competitive Loans, as the case may be, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum Dollar Equivalent Amount of $5,000,000 unless such assignment is an assignment of all of the assigning Lender’s rights and obligations under this Agreement or unless otherwise agreed by the Borrower and the Administrative Agent, (4) any assignee or all or a portion of the Canadian Commitment or of Canadian Revolving Loans shall be an Eligible Canadian Revolving Bank and (5) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto, but shall continue to be entitled to the indemnity and expense reimbursement provisions for the period prior to such Assignment and Acceptance).
          (c) Notwithstanding the other provisions of this Section 10.3, each Lender may at any time without the consent of the Borrower make an assignment of all or any part of its interests, rights and obligations under this Agreement to any Lender or Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee.
          (d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement and any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (e) The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, and participations in Letters of Credit of, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, any Subsidiary Borrower, the Administrative Agent, the Revolving Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower.
          (g) Each of the Lenders may without the consent of the Borrower, any Subsidiary Borrower, the Administrative Agent or any Revolving Issuing Lender sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the Loans owing to it and the participations in Letters of Credit held by it); provided that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.15, 2.16 and 2.18 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Borrower, any applicable Subsidiary Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          (h) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any Subsidiary Borrower furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower and such Subsidiary Borrower.
          (i) The Borrower and each Subsidiary Borrower consents that any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, any Loan, including any such pledge or grant to any Federal Reserve Bank, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (j) The Borrower and each Subsidiary Borrower, upon receipt of written notice from the relevant Lender, agrees to issue promissory notes evidencing Loans made hereunder to any Lender requiring promissory notes to facilitate transactions of the type described in paragraph (i) above.

     SECTION 10.4.  Expenses; Documentary Taxes.
          Whether or not the transactions hereby contemplated shall be consummated, the Borrower and each Subsidiary Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lead Arranger in connection with the syndication, preparation, execution, delivery and administration of this Agreement and the making of the Loans and issuance and administration of the Letters of Credit, including but not limited to the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, as well as all reasonable out-of-pocket expenses incurred by the Lenders and the Administrative Agent in connection with any restructuring or workout of this Agreement or the Letters of Credit or in connection with the enforcement or protection of the rights of the Lenders and the Administrative Agent in connection with this Agreement or the Letters of Credit or any other Fundamental Document, and with respect to any action which may be instituted by any Person against any Lender, any Revolving Issuing Lender or the Administrative Agent in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the fees and disbursements of any counsel for the Lenders or any Revolving Issuing Lender. Such payments shall be made on the date of execution of this Agreement and thereafter promptly on demand. The Borrower and each Subsidiary Borrower agrees that it shall indemnify the Administrative Agent, the Revolving Issuing Lenders and the Lenders from, and hold them harmless against, any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the issuance of any Letters of Credit or any other Fundamental Document. The obligations of the Borrower and each Subsidiary under this Section shall be joint and several obligations and shall survive the termination of this Agreement and/or the payment of the Loans and/or expiration of the Letters of Credit for two years.
     SECTION 10.5.  Indemnity.
          Further, by the execution hereof, the Borrower and each Subsidiary Borrower agrees to indemnify and hold harmless the Agents, the Joint Lead Arrangers, the Revolving Issuing Lenders and the Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, provided that neither the Borrower nor any Subsidiary Borrower shall be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower or any Subsidiary Borrower be liable for any settlement of any proceeding effected without the Borrower’s written consent, and provided, further, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations specified in Section 10.4. The obligations of the Borrower and any Subsidiary Borrower under this Section 10.5 shall be joint and several obligations and shall survive the termination of this Agreement and/or payment of the Loans and/or the expiration of the Letters of Credit.
     SECTION 10.6.  CHOICE OF LAW.
          THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO

BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES.
     SECTION 10.7.  No Waiver.
          No failure on the part of the Administrative Agent, any Revolving Issuing Lender or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder or with regard to the Letters of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     SECTION 10.8. Extension of Maturity.
          Except as otherwise specifically provided in Article 7, should any payment of principal of or interest on the Loans made hereunder or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
     SECTION 10.9.  Amendments, etc.
          (a) Except as set forth in Section 10.9(b), no modification, amendment or waiver of any provision of this Agreement or any other Fundamental Document, and no consent to any departure by the Borrower or any Subsidiary Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided that no such modification or amendment shall without the written consent of each Lender affected thereby (x) increase or extend the expiration date of the Revolving Commitment of a Lender or postpone or waive any scheduled reduction in the Revolving Commitments, (y) alter the stated maturity or principal amount of any installment of any Loan, or due date of any Letter of Credit reimbursement obligation or decrease the rate of interest payable thereon, or the rate at which the Facility Fees the Utilization Fees or letter of credit fees are paid or (z) waive a default under Section 7(b) with respect to a scheduled principal installment of any Loan or payment of a Letter of Credit reimbursement obligation or scheduled payment of interest or fees; provided further, that no such modification or amendment shall without the written consent of all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (ii) amend this Section 10.9 (except as provided in Section 10.9(b)) or the definition of Required Lenders or Supermajority Lenders or (iii) release the Borrower from its obligations under the Parent Guaranty. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent or any Revolving Issuing Lender hereunder without its prior written consent. No such amendment or modification of the provisions relating solely to the Canadian Revolving Commitment and the extensions of credit thereunder shall be permitted without the prior written consent of the Canadian Revolving Lender; provided that any such amendment or modification shall be permitted upon the written consent of the Canadian Revolving Lender, the Administrative Agent, the Borrower and the Canadian Subsidiary Borrower; provided further, that any amendment or modification of this Agreement not directly affecting the Canadian Revolving Lender, the Canadian Revolving Commitment or the extensions or credit made thereunder shall be permitted without regard to the percentage of the aggregate Commitments constituting the Canadian Revolving Commitment or the extensions of credit outstanding thereunder. No notice to or demand on the Borrower or any Subsidiary Borrower shall entitle the Borrower or such Subsidiary Borrower to any other or further notice or demand in the same, similar or other circumstances.

          (b) This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:
     (i) This Agreement will be amended to designate any Subsidiary of the Borrower as a Subsidiary Borrower upon (w) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (x) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit H (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (y) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Parent Guaranty contained in Article 9 covers the Obligations of such Subsidiary and (z) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.
     (ii) This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all reimbursement obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Parent Guaranty.
     (iii) As soon as practicable and in any event within five Business Days after notice is given pursuant to Section 10(b)(i) designating a Subsidiary as a Subsidiary Borrower hereunder that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that is prohibited by Applicable Law to make extensions of credit to such Subsidiary Borrower (any such Lender, a “Protesting Lender”) shall so notify the Administrative Agent and the Borrower. Upon receipt of such notice and prior to the date that extensions of credit hereunder may be made to such Subsidiary, the Borrower shall (A) arrange for an assignment of such Protesting Lender’s Commitments and its interest in any extensions of credit outstanding thereunder or (B) terminate the Commitments of such Protesting Lender; provided that (1) at the request of the Borrower and at the Borrower’s sole expense, such Protesting Lender shall use its commercially reasonable efforts to facilitate an assignment pursuant to subparagraph (A) above and (2) in the event that such Protesting Lender’s Commitments are assigned or terminated pursuant to this Section 10.9(b)(iii), the Borrower shall pay, or shall cause any applicable Subsidiary Borrower to pay, to such Protesting Lender on demand in immediately available funds an amount equal to the principal amount of Loans and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts owed to it by the Borrower or any Subsidiary Borrower hereunder; provided that in the case of an assignment pursuant to subparagraph (A) above, the Borrower and any Subsidiary Borrower shall not be obligated to pay to the Protesting Lender amounts in respect of the principal amount of Loans or any Letter of Credit reimbursement obligations.

     SECTION 10.10.  Severability.
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 10.11.  SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          (a) THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT, A REVOLVING ISSUING LENDER OR A LENDER. THE BORROWER AND EACH SUBSIDIARY BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1. THE BORROWER AND EACH SUBSIDIARY BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT, EACH REVOLVING ISSUING LENDER AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER AND EACH SUBSIDIARY BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED THAT THE ADMINISTRATIVE AGENT OR A REVOLVING ISSUING LENDER OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER AND EACH SUBSIDIARY BORROWER OR ANY OF THEIR RESPECTIVE ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, ANY SUBSIDIARY BORROWER OR SUCH ASSETS MAY BE FOUND.
          (b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION,

OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
     SECTION 10.12.  Headings.
          Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     SECTION 10.13.  Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     SECTION 10.14.  Entire Agreement.
          This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into among the Borrower, the Canadian Subsidiary Borrower, the Administrative Agent or any Lender (other than the provisions of the letter agreements dated November 30, 2005, among the Borrower, the Agents and the Joint Lead Arrangers, relating to fees and expenses and syndication issues) prior to the execution of this Agreement which relate to Loans to be made or the Letters of Credit to be issued hereunder shall be replaced by the terms of this Agreement.
     SECTION 10.15.  Foreign Currency Judgments.
          (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Lender (or agent acting on its behalf) or the Administrative Agent could purchase the first currency with such other currency for the first currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of the Borrower in respect of any sum due hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by any Lender (or agent acting on its behalf) (the “Applicable Creditor”) of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to the Borrower. The obligations of the Borrower contained in this Section 10.15 shall survive the termination of this Agreement and the payment of all amounts owing hereunder. Each Borrower shall repay each Loan made to it, and interest thereon, in the Currency in which such Loan is denominated.
     SECTION 10.16.  Language.
          The parties hereto have agreed that this Agreement as well as any document or instrument relating thereto be drawn up in English only.
     SECTION 10.17.  Confidentiality.
          Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any participant or assignee (each, a “Transferee”) of such Lender or prospective Transferee which agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over it or its Affiliates, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.17, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Fundamental Document.
     SECTION 10.18.  USA PATRIOT Act.
          Each Lender hereby notifies the Borrower and each Subsidiary Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and any Subsidiary Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and/or such Subsidiary Borrower in accordance with the Act. The Borrower and each Subsidiary Borrower shall promptly provide such information upon request by any Lender. In connection therewith, each Lender hereby agrees that the confidentiality provisions set forth in Section 10.17 shall apply to any non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Section 10.18.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

PHH CORPORATION

By:

Name:
Title:

Address:

Taxpayer ID:

PHH VEHICLE MANAGEMENT SERVICES, INC.

By:

Name:
Title:

Address:

Taxpayer ID:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:

Title:
Name:

CITICORP USA, Inc., as Syndication Agent and as a Lender

By:

Title:
Name:

THE BANK OF NOVA SCOTIA, as a Co- Documentation Agent and as a Lender

By:

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co- Documentation Agent and as a Lender

By:

Title:
Name:

Signature Page to 2006
PHH Corporation Amended and Restated
Competitive Advance and Revolving Credit Agreement

[INSERT LENDER NAME]
By:
Name:
Title: